EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                                  PFIZER INC.,

                            WAGNER ACQUISITION CORP.

                                       and

                                      WYETH

                          Dated as of January 25, 2009

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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   THE MERGER

Section 1.1   The Merger.....................................................1
Section 1.2   Closing........................................................1
Section 1.3   Effective Time.................................................2
Section 1.4   Effects of the Merger..........................................2
Section 1.5   Bylaws.........................................................2
Section 1.6   Certificate of Incorporation...................................2
Section 1.7   Officers and Directors.........................................2
Section 1.8   Effect on Capital Stock........................................2
Section 1.9   Company Stock Options and Other Equity-Based Awards............4
Section 1.10  Certain Adjustments............................................7
Section 1.11  Appraisal Rights...............................................7

                                   ARTICLE II

                               EXCHANGE OF SHARES

Section 2.1   Exchange Agent.................................................8
Section 2.2   Exchange Procedures............................................8
Section 2.3   Distributions with Respect to Unexchanged Shares..............10
Section 2.4   No Further Ownership Rights...................................10
Section 2.5   No Fractional Shares of Parent Common Stock...................10
Section 2.6   Termination of Exchange Fund..................................11
Section 2.7   No Liability..................................................11
Section 2.8   Investment of the Exchange Fund...............................11
Section 2.9   Lost Certificates.............................................12
Section 2.10  Withholding Rights............................................12
Section 2.11  Further Assurances............................................12
Section 2.12  Stock Transfer Books..........................................12

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1   Organization, Good Standing and Qualification.................13
Section 3.2   Capital Structure.............................................13
Section 3.3   Corporate Authority...........................................15
Section 3.4   Governmental Filings; No Violations, Etc......................16
Section 3.5   Company Reports; Financial Statements.........................17
Section 3.6   Absence of Certain Changes....................................19
Section 3.7   Litigation....................................................19
Section 3.8   Compliance with Laws..........................................19
Section 3.9   Properties....................................................20
Section 3.10  Contracts.....................................................20
Section 3.11  Employee Benefit Plans........................................21
Section 3.12  Labor Matters.................................................24
Section 3.13  Tax...........................................................24
Section 3.14  Intellectual Property.........................................25
Section 3.15  Environmental Matters.........................................26
Section 3.16  Insurance.....................................................27
Section 3.17  Regulatory Compliance.........................................27
Section 3.18  Interested Party Transactions.................................28
Section 3.19  Brokers and Finders...........................................28
Section 3.20  No Additional Representations.................................28

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1   Organization, Good Standing and Qualification.................30
Section 4.2   Capital Structure.............................................30
Section 4.3   Corporate Authority...........................................31
Section 4.4   Governmental Filings; No Violations; Etc......................32
Section 4.5   Parent Reports; Financial Statements..........................32
Section 4.6   Litigation....................................................34
Section 4.7   Brokers and Finders...........................................34
Section 4.8   No Business Activities........................................35
Section 4.9   Board Approval................................................35
Section 4.10  Vote Required.................................................35
Section 4.11  Financing.....................................................35
Section 4.12  Absence of Certain Changes....................................36
Section 4.13  Compliance with Laws..........................................36
Section 4.14  Certain Agreements............................................36
Section 4.15  Tax...........................................................36
Section 4.16  Intellectual Property.........................................37
Section 4.17  Regulatory Compliance.........................................37
Section 4.18  No Additional Representations.................................38

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1   Ordinary Course...............................................39
Section 5.2   Governmental Filings..........................................45
Section 5.3   Restrictions on Parent........................................45

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

Section 6.1   Preparation of Proxy Statement; Stockholders Meeting..........47
Section 6.2   Access to Information/Employees...............................49
Section 6.3   Reasonable Best Efforts.......................................49
Section 6.4   Acquisition Proposals.........................................52
Section 6.5   Employee Benefits Matters.....................................55
Section 6.6   Fees and Expenses.............................................57
Section 6.7   Directors' and Officers' Indemnification and Insurance........57
Section 6.8   Public Announcements..........................................59
Section 6.9   Listing of Shares of Parent Common Stock and Parent
               Convertible Preferred Stock..................................60
Section 6.10  Dividends.....................................................60
Section 6.11  Section 16 Matters............................................60
Section 6.12  Company Cooperation on Certain Matters........................60
Section 6.13  Financing Cooperation.........................................60
Section 6.14  Convertible Debentures and Company Convertible Preferred Stock.63
Section 6.15  Board Representation..........................................64

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

Section 7.1   Conditions to Each Party's Obligation to Effect the Merger....64
Section 7.2   Additional Conditions to Obligations of Parent and Merger Sub.65
Section 7.3   Additional Conditions to Obligations of the Company...........66

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

Section 8.1   General.......................................................67
Section 8.2   Obligations in Event of Termination...........................69
Section 8.3   Amendment.....................................................71
Section 8.4   Extension; Waiver.............................................71

                                   ARTICLE IX

                               GENERAL PROVISIONS

Section 9.1   Non-Survival of Representations, Warranties and Agreements....72
Section 9.2   Notices.......................................................72
Section 9.3   Headings......................................................73
Section 9.4   Counterparts..................................................74
Section 9.5   Entire Agreement; No Third-Party Beneficiaries................74
Section 9.6   Governing Law.................................................74
Section 9.7   Severability..................................................74
Section 9.8   Assignment....................................................74
Section 9.9   Submission to Jurisdiction; Waivers...........................74
Section 9.10  Specific Performance..........................................75
Section 9.11  Waiver of Jury Trial..........................................75
Section 9.12  Interpretation................................................75
Section 9.13  Definitions...................................................76

                                LIST OF EXHIBITS

Exhibit  Title

A        Bylaws of the Surviving Corporation

B        Certificate of Incorporation of the Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

            Agreement and Plan of Merger, dated as of January 25, 2009 (this "Agreement"), among PFIZER INC., a Delaware corporation ("Parent"), WAGNER ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and WYETH, a Delaware corporation (the "Company" and collectively with Parent and Merger Sub, the "parties").

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of each of the Company and Parent deem it advisable and in the best interests of their respective corporation and stockholders that the Company and Parent engage in a business combination; and

            WHEREAS, the combination of the Company and Parent shall be effected by, and subject to, the terms of this Agreement through a merger as set forth below;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

            Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (the "Merger"). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

            Section 1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time on the date that is the fifth (5th) Business Day following the satisfaction or (subject to applicable Law) waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions); provided, however, that (i) in the event that the proceeds from the Financing (or any alternative financing) are unavailable on such fifth (5th) Business Day, the Closing will take place on the earlier of (A) the date that is the tenth (10th) Business Day following the date on which Parent receives the Election Notice from the Company and (B) December 31, 2009, and (ii) in no event shall Parent be obligated to consummate the Closing prior to July 31, 2009, unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York, 10281, or at such other place as the parties may agree.

            Section 1.3 Effective Time. At the Closing, the Company shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

            Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            Section 1.5 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit A hereto until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.7).

            Section 1.6 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 6.7).

            Section 1.7 Officers and Directors. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

            Section 1.8 Effect on Capital Stock.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

            (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.33 1/3 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Restricted Stock, which shall be treated in accordance with Section 1.9(d), and shares of Company Common Stock and Company Convertible Preferred Stock owned directly or indirectly by Parent or held directly or indirectly by the Company, all of which shall be canceled as provided in Section 1.8(e)), shall, except as provided in
Section 1.11 with respect to the shares of Company Common Stock as to which appraisal rights have been exercised, be converted into the right to receive (i)
0.985 (as may be adjusted pursuant to this Section 1.8, the "Exchange Ratio") validly issued, fully paid and non-assessable shares of common stock ("Parent Common Stock"), par value $0.05 per share, of Parent (unless the aggregate number of shares of Parent Common Stock to be issued in the Merger pursuant to this Section 1.8 and Section 1.9, together with the shares, if any, of Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Stock and the Floating Rate Convertible Senior Debentures Due 2024 (the "Convertible Debentures"), in each case to the extent shares of Parent Convertible Preferred Stock and/or the Convertible Debentures are issued and outstanding as of the Effective Time, would exceed 19.9% of Parent's issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (19.9% of such issued and outstanding shares rounded down to the nearest whole share, the "Maximum Share Number") in which case the Exchange Ratio shall be reduced (the amount of such reduction, the "Exchange Ratio Reduction Number") to the minimum extent necessary such that the number of shares of Parent Common Stock issuable in the Merger pursuant to this Section 1.8 and Section 1.9, together with the shares, if any, of Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Stock and the Convertible Debentures, equals the Maximum Share Number) (the "Stock Consideration") and (ii) $33.00 in cash without interest plus, if the Exchange Ratio is adjusted pursuant to the preceding clause (i), the amount in cash equal to the Exchange Ratio Reduction Number multiplied by the Parent Share Cash Value (the "Cash Consideration"). Together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.5, the Stock Consideration and Cash Consideration are collectively referred to herein as the "Common Stock Merger Consideration."

            (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the $2 Convertible Preferred Stock, par value $2.50 per share, of the Company ("Company Convertible Preferred Stock"), issued and outstanding immediately prior to the Effective Time, if any, shall be converted into the right to receive one share of a new series of convertible preferred stock ("Parent Convertible Preferred Stock") to be issued by Parent at the Effective Time and to be designated as Parent Convertible Preferred Stock (the "Preferred Stock Merger Consideration", and collectively with the Common Stock Merger Consideration, the "Merger Consideration") having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of Company Convertible Preferred Stock (it being understood that the number of shares of Parent Common Stock into which each share of Parent Convertible Preferred Stock shall be convertible will equal the product of (i) the number of shares of Common Stock into which a share of Company Convertible Preferred Stock is convertible immediately prior to the Effective Time and (ii) the sum of the (A) the Exchange Ratio and (B) the quotient of the Cash Consideration and the Parent Share Cash Value). Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Parent Convertible Preferred Stock.

            (d) Except as set forth in Section 1.8(e), Section 1.9(d) and
Section 1.11, as a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of outstanding Company Common Stock and Company Convertible Preferred Stock, if any, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock ("Common Certificates") or of Company Convertible Preferred Stock ("Preferred Certificates" and together with the Common Certificates, the "Certificates") or book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock ("Common Book-Entry Shares") or shares of Company Convertible Preferred Stock ("Preferred Book-Entry Shares" and together with the Common Book-Entry Shares, the "Book-Entry Shares") shall thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Convertible Preferred Stock, respectively, except as provided herein or by Law.

            (e) Each share of Company Common Stock and Company Convertible Preferred Stock owned by Parent or held by the Company at the Effective Time including any Reacquired Shares shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

            Section 1.9 Company Stock Options and Other Equity-Based Awards.

            (a) By virtue of the Merger, each option to purchase shares of Company Common Stock under the applicable Company Stock Plans that is outstanding immediately prior to the Effective Time, whether or not then vested and exercisable (collectively, the "Options" or "Company Stock Options") shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to
Section 1.9(f), be entitled to receive an amount in cash equal to the product of
(i) the excess, if any, of (1) the Per Share Amount over (2) the exercise price per share of Company Common Stock subject to such Option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Company Common Stock subject to such fully vested and exercisable Option as in effect immediately prior to the Effective Time (the "Option Consideration"). The Option Consideration shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time.

            (b) By virtue of the Merger, each restricted stock unit, representing a right to receive one share of Company Common Stock (an "RSU") granted by the Company under any Company Stock Plan, including each "performance share award" denominated in RSUs (but excluding any DSU (as defined in Section 1.9(c)), which is outstanding immediately prior to the Effective Time shall become fully vested (except that with respect to any RSU, which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such RSUs to become vested upon the consummation of the Merger, shall only become vested as to such lesser percentage), and then shall be canceled at the Effective Time, and the holder of such vested RSU shall, subject to Section 1.9(f), be entitled to receive an amount in cash equal to the Per Share Amount in respect of each share of Company Common Stock into which the vested portion of the RSU would otherwise be convertible (the "RSU Consideration"), which shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time. Notwithstanding the foregoing, any RSU that constitutes, either in whole or in part, a deferral of compensation subject to Section 409A of the Code (the "409A Deferred RSUs"), shall be treated in the appropriate manner provided in (i) or (ii) below, as applicable:

            (i) Each 409A Deferred RSU that first becomes vested as a result of the transactions contemplated under this Agreement (the "409A RSUs") shall, as of the Effective Time, become a vested right to receive, in respect of each share of Company Common Stock into which the 409A RSUs would otherwise be convertible, the Common Stock Merger Consideration (the "409A RSU Consideration"); provided, however, that all such 409A RSU Consideration shall be deposited in a grantor trust that satisfies the requirements of Revenue Procedure 92-64 (the "Grantor Trust") and that will serve as the funding source for the Surviving Corporation to satisfy its obligations to pay each former holder of a 409A Deferred RSU the amount of 409A RSU Consideration due to such holder at such time(s) and in such manner as may be provided under the terms of the applicable Company Stock Plan, award agreement, deferral election form and/or any other payment election form, applicable to such holder's respective 409A RSU (collectively, the "Deferred Payment Terms"). Additionally, during the period that any such 409A RSU Consideration remains in such Grantor Trust,
      (x) the portion of the 409A RSU Consideration that is comprised of the Cash Consideration shall accrue interest at the "Market Rate" (as such term is defined under the Wyeth 2005 (409A) Deferred Compensation Plan (effective January 1, 2005) (the "Wyeth 2005 (409A) DCP") and (y) the portion of the 409A RSU Consideration that is comprised of the Stock Consideration shall accrue, in additional shares of Parent Common Stock (with any cash dividends being reinvested into shares of Parent Common Stock).

            (ii) In respect of (x) each 409A Deferred RSU that has first become vested in accordance with its terms, other than as a result of the transactions contemplated under this Agreement and (y) any RSU that would have constituted, either in whole or in part, a deferral of compensation subject to Section 409A of the Code, but for such RSU having been earned and vested prior to December 31, 2004 (and any dividend equivalents that have been credited with respect to such RSU) (any of the foregoing, a "Vested Deferred RSU") for which there is outstanding a corresponding share of Company Common Stock held in the Wyeth Restricted Stock Trust (the "Stock Trust") for the purpose of satisfying the Company's obligations to deliver shares of Company Common Stock in respect of such Vested Deferred RSU (the "Deferred RSU Shares") in accordance with the applicable Deferred Payment Terms, immediately upon the Effective Time, each such Deferred RSU Share shall be converted into Common Stock Merger Consideration pursuant to Section 1.8(b) above (the "Vested Deferred RSU Consideration"); provided, however, that all such Vested Deferred RSU Consideration shall be held in the Stock Trust and any payments due in respect of such Deferred RSU Shares shall be as set forth under the applicable Deferred Payment Terms; and provided, further, that, during the period that any such Vested Deferred RSU Consideration is held in the Stock Trust (x) the portion of the Vested Deferred RSU Consideration representing the Cash Consideration shall accrue interest at the Market Rate and (y) the portion of the Vested Deferred RSU Consideration representing the Stock Consideration shall accrue, in additional shares of Parent Common Stock, dividends in the same amount(s) and at the same time(s) as dividends are paid on Parent Common Stock.

            (c) By virtue of the Merger and pursuant to the terms of the Company's 2008 Non-Employee Director Stock Incentive Plan or 2006 Non-Employee Director Stock Incentive Plan (together, the "Director DSU Plans"), each deferred stock unit, representing a right to receive one share of Company Common Stock granted by the Company under the Director DSU Plans (a "DSU") which is outstanding immediately prior to the Effective Time shall become vested and then canceled at the Effective Time, and the holder thereof shall, subject to Section 1.9(f), be entitled to receive (i) an amount in cash equal to the Per Share Amount in respect of each share of Company Common Stock subject to the DSU (including shares attributable to dividend equivalents accrued on such DSU and converted into additional shares of Company Common Stock subject to such DSU), and (ii) the amount in cash equal to any dividend equivalents then credited to the holder's DSU account which have not yet been converted into shares of Company Common Stock, all in accordance with the Director DSU Plans (the "DSU Consideration"), which shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time. In addition, and pursuant to the terms of the Company's Directors' Deferral Plan (the "Director Deferral Plan"), effective as of the Effective Time, each phantom share of Common Stock credited to a participant's account thereunder (including phantom shares attributable to dividend equivalents) shall be converted into the right to receive an amount in cash equal to the Per Share Amount (such amount, the "Director Deferral Amount"). Such Director Deferral Amounts shall, to the extent provided under the Director Deferral Plan, be paid out in a lump sum immediately following the Effective Time (but in no event later than ten (10) Business Days following the Effective
Time); provided, however, that any such other Director Deferral Amounts (the "Grandfathered Amounts") that do not, under the terms of the Director Deferral Plan, become payable immediately upon the Effective Time shall instead be paid out in accordance with the applicable payment schedules provided under the Director Deferral Plan; provided, further, that for so long as any Grandfathered Amounts remain in the accounts maintained under the Director Deferral Plan, such amounts shall accrue an amount of deemed interest at the "Company Credit" rate (as such term is defined in such plan).

            (d) By virtue of the Merger and pursuant to the terms of the 1994 Restricted Stock Plan for Non-Employee Directors (the "1994 Plan"), each restricted share of Company Common Stock granted by the Company under the 1994 Plan that is either unvested, or vested but held in the Stock Trust (collectively, the "Restricted Stock") that is outstanding immediately prior to the Effective Time shall, to the extent not vested, vest as of the Effective Time, and at the Effective Time, the holder of all of the foregoing Restricted Stock shall, subject to Section 1.9(f), be entitled to receive an amount in cash equal to the Per Share Amount in cancellation of each share of Restricted Stock previously held under such Company Stock Plan (the "Restricted Stock Consideration"). The Restricted Stock Consideration shall be paid to such holders as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time.

            (e) As of the Effective Time, each phantom share of Company Common Stock credited to a participant account under any of the Wyeth Supplemental Employee Savings Plan (amended and restated effective as of January 1, 2005), the Wyeth 2005 (409A) DCP and the Wyeth Deferred Compensation Plan, amended and restated as of November 20, 2003 (and further amended January 1, 2005) (collectively, the "Company Deferred Equity Unit Plans") shall be converted into the right to receive an amount equal to the Common Stock Merger Consideration (the "Deferred Equity Unit Amount" ); provided, further, however, that the Cash Consideration component of such Deferred Equity Unit Amount shall accrue interest at the Market Rate, unless and until all or any portion of such notional Cash Consideration component of the Deferred Equity Unit Amount is notionally invested in another investment option, to the extent provided for under any Deferred Equity Unit Plan, and the Stock Consideration component of such Deferred Equity Unit Amount shall earn dividend equivalents in the same manner as would otherwise be earned under the applicable Company Deferred Equity Unit Plan. All amounts payable under the Deferred Equity Unit Plans (including the Deferred Equity Unit Amount) shall be paid to participants in accordance with the terms of the applicable Deferred Payment Terms. Solely with respect to the Wyeth Management Incentive Plan, as amended through December 5, 2007 (the "MIP"), each right to receive a share of Company Common Stock outstanding thereunder as of the Effective Time shall be converted into the right to receive the Common Stock Merger Consideration, to be paid to participants therein in accordance with and subject to the terms of the MIP.

            (f) All amounts payable pursuant to this Section 1.9 shall be reduced by any required withholding of taxes in accordance with Section 2.10 and shall, except as otherwise provided in this Section 1.9, be paid without interest.

            (g) Any such amounts representing Option Consideration, RSU Consideration, 409A RSU Consideration, Vested Deferred RSU Consideration, DSU Consideration, Restricted Stock Consideration or the Director Deferred Amounts (and amounts due under the MIP) shall be paid by Parent or the Surviving Corporation, and any such amounts paid by the Surviving Corporation shall be reimbursed promptly by Parent to the Surviving Corporation following the Effective Time.

            (h) Prior to the Effective Time, the Board of Directors of the Company (or the appropriate committee thereof) shall, and such Board of Directors (or the appropriate committee thereof) shall cause the Company to, use its commercially reasonable efforts to take all actions reasonably required to effectuate the provisions of this Section 1.9.

            Section 1.10 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Common Stock Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

            Section 1.11 Appraisal Rights.

            (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement and who has demanded appraisal for such shares of Company Common Stock in accordance with the DGCL shall not be converted into the right to receive the Common Stock Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder's right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted into, and exchanged for, as of the Effective Time, the right to receive the Common Stock Merger Consideration.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE II

                               EXCHANGE OF SHARES

            Section 2.1 Exchange Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder (which entity shall be reasonably acceptable to the Company) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, (a) in trust for the benefit of holders of shares of Company Common Stock, Common Book-Entry Shares (or certificates if requested) representing the Parent Common Stock issuable, and cash in U.S. dollars in an amount sufficient to pay the Cash Consideration payable, pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock, and
(b) in trust for the benefit of holders of shares of Company Convertible Preferred Stock, Preferred Book-Entry Shares (or certificates if requested) representing the Parent Convertible Preferred Stock issuable pursuant to Section
1.8 in exchange for outstanding shares of Company Convertible Preferred Stock. Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section
2.5 of this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.3 of this Agreement. Any cash, shares of Parent Common Stock and Parent Convertible Preferred Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." Notwithstanding anything herein to the contrary, the exchange procedures described in this
Article II shall not apply to Restricted Stock and the Restricted Stock Consideration and the Exchange Agent shall not act as exchange agent for the Restricted Stock.

            Section 2.2 Exchange Procedures.

            (a) Promptly after the Effective Time, and in any event not later than the fifth (5th) Business Day following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates (or effective affidavits of loss in lieu thereof) in exchange for the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to
Section 2.5 of this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.3 of this Agreement. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor:

            (i) in the case of holders of Common Certificates (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (B) cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 1.8, plus cash that such holder has the right to receive in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section
      2.3 (in each case, after taking into account all shares of Company Common Stock then held by such holder); and

            (ii) in the case of holders of Preferred Certificates (A) one or more shares of Parent Convertible Preferred Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the number of shares that such holder has the right to receive pursuant to Section 1.8 and (B) cash that such holder has the right to receive in lieu of any dividends and other distributions pursuant to Section 2.3 (in each case, after taking into account all shares of Company Convertible Preferred Stock then held by such holder).

      Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement.

            (b) No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5.

            (c) In the event of a transfer of ownership of a Certificate representing Company Common Stock or Company Convertible Preferred Stock that is not registered in the stock transfer records of the Company, the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock or Company Convertible Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

            Section 2.3 Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock and Parent Convertible Preferred Stock to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock or Parent Convertible Preferred Stock, as the case may be, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided that no dividends or other distributions declared or made in respect of the Parent Common Stock or Parent Convertible Preferred Stock, as the case may be, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock or Parent Convertible Preferred Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or shares of Parent Convertible Preferred Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock or Parent Convertible Preferred Stock.

            Section 2.4 No Further Ownership Rights. All shares of Parent Common Stock and Parent Convertible Preferred Stock issued and cash paid upon conversion of shares of Company Common Stock or Company Convertible Preferred Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 1.8, Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Convertible Preferred Stock, as the case may be (other than any rights with respect to any unpaid dividends with respect to Company Common Stock or Company Convertible Preferred Stock that were declared prior to the Effective Time with a record date prior to the Effective Time and a payment date after the Effective Time).

            Section 2.5 No Fractional Shares of Parent Common Stock.

            (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

            (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Share Cash Value.

            (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall promptly deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

            Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock or Company Convertible Preferred Stock for twelve (12) months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of shares of Company Common Stock or Company Convertible Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as the case may be, to which such holders are entitled pursuant to Section 1.8 and Section 2.2, and any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock or Parent Convertible Preferred Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or Company Convertible Preferred Stock five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

            Section 2.7 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            Section 2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis in (i) short term direct obligations of the United States of America with maturities of no more than 30 days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's; provided, that no gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article I and the other provisions of this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall promptly be paid to Parent.

            Section 2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5, and unpaid dividends and distributions on shares of Parent Common Stock or Parent Convertible Preferred Stock to which such holders are entitled pursuant to
Section 2.3, as the case may be, deliverable in respect thereof, pursuant to this Agreement.

            Section 2.10 Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Convertible Preferred Stock, Company Stock Options, RSUs, DSUs, Restricted Stock or any other Equity Interests in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Convertible Preferred Stock, Company Stock Options, RSUs, DSUs, Restricted Stock or other Equity Interests in the Company, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

            Section 2.11 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            Section 2.12 Stock Transfer Books. The stock transfer books of the Company shall be closed at the close of business on the day on which the Effective Time occurs and there shall be no further registration of transfers of shares of Company Common Stock or Company Convertible Preferred Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except (i) as disclosed in the Company SEC Documents filed since January 1, 2008 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (ii) as set forth in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

            Section 3.1 Organization, Good Standing and Qualification.

            (a) Each of the Company and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to Significant Subsidiaries, where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) The Company has delivered or made available to Parent and Merger Sub a true and complete copy of the Company's currently effective certificate of incorporation and bylaws, as amended and restated to the date hereof. The Company's certificate of incorporation and bylaws so delivered are in full force and effect and the Company is not in violation of its certificate of incorporation or bylaws.

            (c) Section 3.1(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each Significant Subsidiary of the Company.

            Section 3.2 Capital Structure.

            (a) As of the close of business on January 23, 2009 (the "Capitalization Date"), the authorized capital stock of the Company consists of
(i) 2,400,000,000 shares of Company Common Stock, of which 1,331,176,822 shares were outstanding (inclusive of 37,823.2483 shares of Restricted Stock granted pursuant to the Company Stock Plans) and 91,492,222 shares were held in the treasury of the Company and (ii) 5,000,000 shares of Preferred Stock, par value $2.50 per share, of which 2,830,000 have been designated as $2 Convertible Preferred Stock, of which 8,959 shares were outstanding. There are no other classes of capital stock of the Company authorized or outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights.

            (b) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options or the settlement of RSU or DSU rights outstanding as of the Capitalization Date under the Company Stock Plans. There were outstanding as of the Capitalization Date, no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from the Company other than Company Stock Options, RSUs and DSUs as set forth in Section 3.2(b) of the Company Disclosure Letter and other than the Company Convertible Preferred Stock. Section 3.2(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, RSUs, DSUs, Restricted Stock or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise. Immediately prior to the Closing, the Company will provide to Parent a complete and correct list, as of the Closing, of the number of shares of Company Common Stock subject to Company Stock Options, RSUs, DSUs, Restricted Stock or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. No options, warrants, RSUs, DSUs, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from the Company, or other equity-based awards, have been issued or granted on or after the Capitalization Date through the date of this Agreement.

            (c) Other than Convertible Debentures, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote ("Company Voting Debt") are issued or outstanding.

            (d) Except as otherwise set forth in this Section 3.2, Section 6.5(j) or contained in Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Benefit Plans, (2) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Company Stock Options, or (3) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of its Subsidiaries (other than under the Company Stock Plans) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act").

            (e) Except as set forth in this Section 3.2, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Significant Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to any shares of Company Common Stock, Company Convertible Preferred Stock or other Equity Interests in the Company or any of its Subsidiaries.

            (f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date hereof, for each of the Company's Significant Subsidiaries: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. The Company owns directly or indirectly, beneficially and of record, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company's Significant Subsidiaries, free and clear of any Liens other than Permitted Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the ownership of Equity Interests in the Company's Subsidiaries and investments in marketable securities and cash equivalents, none of the Company or any of its Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

            Section 3.3 Corporate Authority.

            (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, only to the adoption of this Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock and Company Convertible Preferred Stock, voting together as a single class (the "Company Requisite Vote"), and to the filing and recording of the Certificate of Merger under the provisions of the DGCL. The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

            (b) As of the date of this Agreement, the Board of Directors of the Company (i) has, by resolution duly adopted at a meeting duly called and held, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement; (ii) has received the separate opinions of each of the Company Financial Advisors (as defined in Section 3.19 below), dated the date of this Agreement, to the effect that, as of such date and subject to assumptions, qualifications and limitations set forth therein, the Common Stock Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders; (iii) has resolved to recommend adoption of this Agreement to the stockholders of the Company; and (iv) has directed that this Agreement be submitted to the holders of Company Common Stock and Company Convertible Preferred Stock for adoption.

            (c) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each, a "Takeover Statute") or any anti-takeover provision in the Company's certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, the Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a "business combination" with the Company (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of the Company stockholders or the Board of Directors of the Company.

            Section 3.4 Governmental Filings; No Violations, Etc.

            (a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3 of this Agreement, (ii) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the EC Merger Regulation and the China Anti-Monopoly Law, (iii) required to be made with the New York Stock Exchange (the "NYSE"), (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and "blue sky" laws, (v) required to be made with or to those foreign Governmental Entities (as defined below) regulating competition and antitrust Laws, (vi) required to be made under any Environmental Law and (vii) pursuant to the rules and regulations of the FDA and similar foreign Governmental Entities, no notices, reports or other filings are required to be made by the Company with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Requisite Vote, conflict with or violate any provision of the Company's certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of the Company's Significant Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 3.4 have been obtained and all filings and notifications described in this Section 3.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            Section 3.5 Company Reports; Financial Statements.

            (a) Since January 1, 2006, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") (such documents and any other documents filed by the Company or any of its Subsidiaries with the SEC, including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, collectively, the "Company SEC Documents"). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company's Subsidiaries is required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, collectively, the "Company Financial Statements") (A) have been prepared from, and are in accordance with, the books and records of the Company and the Company's Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries as of the dates and for the periods referred to therein.

            (b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of the Company.

            (c) The Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms. The Company has evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on its most recently completed evaluation of its system of internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

            (d) No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary of the Company, has reported to the Company's chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

            (e) Since January 1, 2006, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.

            (f) To the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2006 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents other than confidential treatment requests. To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

            Section 3.6 Absence of Certain Changes. (a) Since September 30, 2008, the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) since December 31, 2007, there has not been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            Section 3.7 Litigation.

            (a) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, "Actions") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties that if determined adversely to the Company would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            Section 3.8 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on the Company. To the Knowledge of the Company, the Company is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

            Section 3.9 Properties. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (i) holds good, marketable and valid fee simple title to all of the properties and assets reflected in the September 30, 2008 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries (collectively, with respect to real property, the "Owned Real Property") or acquired after the date thereof that are material to the Company's business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens and other matters described in Section 3.9 of the Company Disclosure Letter, (ii) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease,
(iii) is the lessee of all leasehold estates reflected in the September 30, 2008 financial statements included in the Company SEC Documents or acquired after the date thereof that are material to the Company's business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the "Leased Real Property") and (x) is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Bankruptcy and Equity Exception and
(y) the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease.

            Section 3.10 Contracts.

            (a) As of the date hereof, except as set forth as an exhibit to the Company SEC Documents and on Section 3.10(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

            (i) Contract relating to third-party indebtedness for borrowed money or any third-party financial guaranty in excess of $500,000,000;

            (ii) non-competition agreements or any other agreements or arrangements that materially limit or otherwise materially restrict the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that, to the Knowledge of the Company, would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, in each case from engaging or competing in any line of business or in any geographic area or, in the case of the pharmaceutical business, any therapeutic area, class of drugs or mechanism of action, which agreement or arrangements would reasonably be expected to materially limit, materially restrict or materially conflict with the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after giving effect to the Merger; or

            (iii) Contract required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

            (b) All Contracts of the type described in clauses (a)(i), (ii) and
(iii) above to which the Company or any of its Subsidiaries is a party to or bound by as of the date of this Agreement, together with the Contracts set forth on Section 3.10(b) of the Company Disclosure Letter, are referred to herein as the "Company Material Contracts" (provided that for purposes of Section 5.1, Contracts of the type referred to in clause (i) above shall not be deemed to be Company Material Contracts). Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all Company Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of its Subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties, (iv) to the Knowledge of the Company, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (v) no party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Company Material Contract, has repudiated in writing any material provision thereof. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

            Section 3.11 Employee Benefit Plans.

            (a) Section 3.11(a) of the Company Disclosure Letter, sets forth a true, complete and correct list of each material "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a "Company Benefit Plan"), excluding Foreign Benefit Plans. For purposes of this Agreement, the term "Foreign Benefit Plans" shall mean those Company Benefit Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of the Company or any ERISA Affiliate who are or were regularly employed outside the United States (but which shall exclude any such Company Benefit Plans to the extent required by applicable foreign law to be so maintained, sponsored or contributed to). Not more than twenty (20) Business Days after the date hereof, the Company shall deliver a true, complete and correct list of each material Foreign Benefit Plan to Parent. For purposes of this Section 3.11, "ERISA Affiliate" shall mean any entity (whether or not incorporated) that, together with any other entity, is considered under common control and treated as one employer under Sections 414(b) or (c) of the Code. The Company has no express or implied commitment to terminate or modify or change any Company Benefit Plan in the United States, other than with respect to a termination, modification or change required by ERISA or the Code or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (b) With respect to each Company Benefit Plan (other than any Foreign Benefit Plan), the Company has made available to Parent (or, with respect to items (iv), (v), (vi) and (vii), will provide to Parent not more than twenty (20) Business Days after the date hereof) true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the "IRS" ); (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any notices to or from the IRS or any office or representative of the Department of Labor or Pension Benefit Guaranty Corporation ("PBGC") relating to any unresolved compliance issues in respect of any such Company Benefit Plan; and
(viii) all material amendments, modifications or supplements to any Company Benefit Plan. With respect to each Foreign Benefit Plan, the Company will provide to Parent not more than twenty (20) Business Days after the date hereof the items identified in each of clauses (i), (vi) and (viii) above.

            (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been administered in accordance with its terms, applicable Law (including Section 409A of the Code) and any applicable collective bargaining agreement including timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement. With respect to each of the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be "qualified" under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Company Benefit Plan or asserting rights or claims to benefits under any Company Benefit Plan (other than routine claims for benefits payable in the normal course). Other than as set forth on Section 3.11(c) of the Company Disclosure Letter, each Company Benefit Plan subject to ERISA that provides retiree healthcare or life insurance benefits in the United States provides by its terms that it may be amended or terminated without material liability to the Company or any of its Subsidiaries at any time after the Effective Time (other than as required by applicable Law).

            (d) No Company Benefit Plan is a "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a "multiple employer plan" within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a "multiemployer plan" or "multiple employer plan."

            (e) Except as set forth on Section 3.11(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate maintains or contributes to, or during the six-year period prior to the date hereof has maintained or contributed to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each plan set forth on Schedule 3.11(e) of the Company Disclosure Letter that is subject to Section 412 of the Code or
Section 302 of Title IV of ERISA: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) there has been no "reportable event" within the meaning of Section 4043 of ERISA and the regulations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Company Benefit Plan that is subject to Title IV of ERISA;
(iii) all premiums to the PBGC have been timely paid in full; (iv) there has not been a partial termination; and (v) none of the following events has occurred:
(A) the filing of a notice of intent to terminate, (B) the treatment of an amendment to such a Company Benefit Plan as a termination under Section 4041 of ERISA or (C) the commencement of proceedings by the PBGC to terminate such a Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

            (f) Except as set forth on Section 3.11(f) of the Company Disclosure Letter, the execution of this Agreement or the consummation of the Merger will not constitute an event that, either alone or in conjunction with any other event, will or may result in (i) any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee or other personnel of the Company or any of its Subsidiaries, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

            (g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

            Section 3.12 Labor Matters. Each of the Company and its Subsidiaries is in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as specifically identified on Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement (other than any industry-wide or statutorily mandated agreement or non-material agreement in a non-U.S. jurisdiction). There is no unfair labor practice charge pending or, to the Knowledge of the Company, threatened which if determined adversely to the Company or its Subsidiaries would reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers' council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization, (ii) there are no strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the Knowledge of the Company, threatened and (iii) neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three (3) years.

            Section 3.13 Tax.

            (a) Except to the extent reserved for in the most recent Company Financial Statements, the Company and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid.

            (b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Tax authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in excess of $25 million in connection with an audit or other administrative or court proceeding involving Taxes of the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five (5) years, (iii) neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction" as defined in Treasury Regulations Section 1.6011-4(b), and (iv) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

            Section 3.14 Intellectual Property.

            (a) Except as, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company's Knowledge, the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Company's Knowledge, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the Company's Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) to the Company's Knowledge, neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its Knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any such jurisdiction; nonpublic information, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

            (b) The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by the Company and its Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To the Company's Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate Contract which has not been breached.

            Section 3.15 Environmental Matters.__

            (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and to the Company's Knowledge any past non-compliance by the Company and its Subsidiaries with applicable Environmental Laws has been resolved, except for any failure to comply or to resolve past non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently operated, and the Company or any applicable Subsidiary of the Company has not received any notice that any such Environmental Permit is not in full force and effect; and (ii) no such Environmental Permit is or will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement.

            (c) None of the Company or any of its Subsidiaries has received any notice of any violation of or liability under Environmental Laws, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (d) There are no pending or, to the Company's Knowledge, threatened civil, criminal or administrative claims, actions, proceedings, hearings, notices of violation, investigations, arbitrations or demand letters pursuant to Environmental Laws or with respect to Hazardous Materials against the Company or any of its Subsidiaries or, to the Company's Knowledge, related to the Owned Real Property, the Leased Real Property or any other facility previously owned or operated by the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (e) To the Company's Knowledge, there has been no presence of storage tanks at or presence or release of any Hazardous Materials on, at, or from the Owned Real Property or the Leased Real Property or any other facility operated by the Company or any of its Subsidiaries, except (i) in compliance with applicable Environmental Laws and (ii) in a manner or in quantities or locations that would not require any investigation, cleanup or remediation of soil or groundwater under applicable Environmental Laws, other than any presence or release which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received notice with respect to such presence or release.

            (f) Neither (i) the Company nor any Subsidiary, (ii) any predecessors of the Company or any Subsidiary nor (iii) any entity previously owned by the Company or any Subsidiary, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any off-site location which, to the Company's Knowledge, has resulted in, or would be reasonably expected to result in, a liability to the Company that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (g) There are no Liens or institutional or engineering controls applicable to any Owned Real Property or, to the Company's Knowledge, Leased Real Property arising out of or pursuant to Environmental Laws that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (h) To the Company's Knowledge, there are no other facts, activities, circumstances or conditions that have resulted in or would be reasonably expected to result in, the Company incurring a liability or obligation, pursuant to any applicable Environmental Laws that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            Section 3.16 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the "Insurance Policies") is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Insurance Policy, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy, and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the policy.

            Section 3.17 Regulatory Compliance.

            (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Significant Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), the Public Health Service Act of 1944, as amended (the "PHSA"), and the regulations of the United States Food and Drug Administration (the "FDA") promulgated thereunder, and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company Products (any such Governmental Entity, a "Company Regulatory Agency") necessary for the lawful operating of the businesses of the Company or any of its Subsidiaries (the "Company Permits"), and all such Company Permits are valid, and in full force and effect. Since January 1, 2006, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2006, all applications, submissions, information and data utilized by the Company or the Company's Subsidiaries as the basis for, or submitted by or, to the Knowledge of the Company, on behalf of the Company or the Company's Subsidiaries in connection with, any and all requests for a Company Permit relating to the Company or any of its Subsidiaries, and its respective business and Company Products, when submitted to the FDA or other Company Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

            (c) Since January 1, 2006, neither the Company, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", or similar policies, set forth in any applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (d) For the avoidance of doubt, the provisions of this Section 3.17 do not apply to Environmental Laws or Environmental Permits.

            Section 3.18 Interested Party Transactions. Since January 1, 2006, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company's Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Exchange Act and that has not been so disclosed.

            Section 3.19 Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Morgan Stanley & Co. Incorporated and Evercore Group L.L.C. as its financial advisors (the "Company Financial Advisors"), and the Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisors pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

            Section 3.20 No Additional Representations.

            (a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

            (b) The Company acknowledges and agrees that it (i) has had the opportunity to meet with the management of Parent and to discuss the business, assets and liabilities of Parent and its Subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of Parent and (iii) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

            (c) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or Merger Sub whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except (i) as disclosed in the Parent SEC Documents filed since January 1, 2008 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (ii) as set forth in the Parent Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter"), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

            Section 4.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub and Parent's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to Parent's Subsidiaries, where the failure to be so organized, qualified or in good standing or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            Section 4.2 Capital Structure.

            (a) As of January 23, 2009, the authorized capital stock of Parent consisted of (i) 12,000,000,000 shares of Parent Common Stock of which 7,357,577,519 shares were outstanding and 1,504,695,838 shares were held in the treasury of Parent and (ii) 27,000,000 shares of Preferred Stock, no par value, of which 1,805 shares were outstanding and no shares were held in the treasury of Parent. There are no other classes of capital stock of Parent authorized or outstanding. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock and Parent Convertible Preferred Stock are issued in connection with the Merger or pursuant to Section 1.8 and
Section 1.9, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights.

            (b) Since January 23, 2009 to the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of Parent or any other securities of Parent other than issuances of shares of Parent Common Stock pursuant to employee benefit, director or equity compensation plans, programs or arrangements sponsored or maintained by Parent or any of its Subsidiaries (the "Parent Benefit Plans"). There were outstanding as of December 31, 2008 no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from Parent other than options, restricted stock and other rights to acquire capital stock from Parent representing in the aggregate the right to purchase approximately 476,000,000 shares of Parent Common Stock under the Parent Benefit Plans. No options, warrants, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from Parent have been issued or granted since December 31, 2008 to the date of this Agreement other than pursuant to the Parent Benefit Plans or the ordinary course of business in connection with employment offer letters.

            (c) No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote are issued or outstanding.

            (d) Except as otherwise set forth in this Section 4.2, as of the date of this Agreement, (i) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Parent Benefit Plans, (2) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Parent stock options, the lapse of restrictions or settlement of awards granted pursuant to the Parent Benefit Plans, or (3) required by the terms of any plans, arrangements or agreements existing on the date hereof between the Parent or any of its Subsidiaries and any director or employee of the Parent or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Parent or any of its Subsidiaries (other than ordinary course payments or commissions to sales representatives of Parent based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby and with respect to awards granted under the Parent Benefit Plans).

            (e) Except as set forth in Section 4.2(e) of the Parent Disclosure Letter and with respect to awards granted under the Parent Benefit Plans, as of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Parent Common Stock or other Equity Interests in Parent or any of its Subsidiaries.

            (f) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are
(i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

            Section 4.3 Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which adoption Parent shall effect on the date hereof immediately following the execution hereof), has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            Section 4.4 Governmental Filings; No Violations; Etc.

            (a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3 of this Agreement, (ii) under the HSR Act, the Securities Act, the Exchange Act, the EC Merger Regulation and the China Anti-Monopoly Law, (iii) required to be made with the NYSE, (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and "blue sky" laws, (v) required to be made with or to those foreign Governmental Entities regulating competition and antitrust Laws, (vi) required to be made under any Environmental Law and
(vii) pursuant to the rules and regulations of the FDA and similar foreign Governmental Entities, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (b) None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by the Company and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent's or Merger Sub's compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of Parent's or Merger Sub's certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of Parent's or Merger Sub's Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 4.4 have been obtained and all filings and notifications described in this Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to Parent, Merger Sub, or their Subsidiaries, or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of Parent or any of its Significant Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and
(iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, defaults, losses, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            Section 4.5 Parent Reports; Financial Statements.

            (a) Since January 1, 2006, each of Parent and Merger Sub has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent or any of its Subsidiaries with the SEC, including exhibits and other information incorporated therein, as they have been supplemented, modified or amended since the time of filing, collectively, the "Parent SEC Documents"). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of Parent's Subsidiaries are required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and Parent's Subsidiaries included in the Parent SEC Documents (together with the related notes and schedules thereto, collectively, the "Parent Financial Statements") (A) have been prepared from, and are in accordance with, the books and records of Parent and Parent's Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders' equity of Parent and its Subsidiaries as of the dates and for the periods referred to therein.

            (b) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of Parent.

            (c) Parent's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is made Known to the chief executive officer and the chief financial officer of Parent by others within Parent to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms. Parent has evaluated the effectiveness of Parent's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on its most recently completed evaluation of its system of internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of Parent, Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

            (d) No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any Subsidiary of Parent, has reported to Parent's chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents pursuant to
Section 307 of the Sarbanes-Oxley Act.

            (e) Since January 1, 2006, to the Knowledge of the Parent, no employee of the Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Parent or any of its Subsidiaries.

            (f) To the Knowledge of the Parent, none of the Parent SEC Documents is the subject of ongoing SEC review (other than confidential treatment requests). Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2006 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents other than confidential treatment requests. To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

            Section 4.6 Litigation.

            (a) There are no Actions pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective Subsidiaries or any of their respective assets or properties that if determined adversely to Parent would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (b) Neither Parent nor any of its Subsidiaries or, to the Knowledge of Parent, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            Section 4.7 Brokers and Finders. Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc.,
Barclay's Capital Inc. and Citigroup Global Markets Inc. as its financial advisors (the "Parent Financial Advisors"), and Parent and Merger Sub have heretofore made available to the Company a true and complete copy of all agreements between Parent, Merger Sub and the Parent Financial Advisors pursuant to which such firms would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

            Section 4.8 No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

            Section 4.9 Board Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote, at a meeting duly called and held and not subsequently rescinded or modified, has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Merger and
(iii) resolved that until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, it is advisable and in the best interests of Parent to reduce its quarterly cash dividend to an amount not to exceed $0.16 per share of Parent Common Stock and that Parent shall not declare, set aside, make or pay any quarterly cash dividend or distribution in excess of such amount or rescind, modify or amend such resolution.

            Section 4.10 Vote Required. There are no votes of the holders of any class or series of Parent capital stock necessary to consummate any of the transactions contemplated hereby.

            Section 4.11 Financing. Parent has delivered to the Company true and complete fully executed copies of the commitment letter, dated as of January 25, 2009 between Parent and J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Banc of America Securities LLC, Bank of America, N.A., Barclays Bank PLC, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the "Commitment Letter"), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the "Financing") for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any "flex" provisions) related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of the Company's representations and warranties contained in Section 3.2(a) and (b) and assuming compliance by the Company in all material respects with its covenants contained in Section 5.1, the net proceeds contemplated from the Financing, together with other financial resources of Parent and Merger Sub including cash on hand and marketable securities of Parent, Merger Sub, the Company and the Company's Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of any amounts required to be paid pursuant to
Article I or Article II, and the payment of any debt required to be repaid in connection with the Merger and of all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) (assuming the accuracy of the Company's representations and warranties contained in Section 3.6 hereof) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or Merger Sub under the Commitment Letter or, to the Knowledge of Parent and Merger Sub, any other party to the Commitment Letter, and (ii) subject to the satisfaction of the conditions contained in Sections 7.1 and 7.2 hereof, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement and the payment of any debt required to be repaid in connection with the Merger and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Parent on the Closing Date. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

            Section 4.12 Absence of Certain Changes. (a) Since September 30, 2008, the business of Parent and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) since December 31, 2007, there has not been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            Section 4.13 Compliance with Laws. Parent and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Parent. To the Knowledge of Parent, Parent is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

            Section 4.14 Certain Agreements. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. Except as set forth in Section 4.14 of the Parent Disclosure Letter, none of Parent or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock or Company Convertible Preferred Stock.

            Section 4.15 Tax.

            (a) Except to the extent reserved for in the most recent Parent Financial Statements, Parent and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid.

            (b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) no Tax authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in excess of $25 million in connection with an audit or other administrative or court proceeding involving Taxes of Parent or any of its Subsidiaries, (ii) neither Parent nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five (5) years, (iii) neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction" as defined in Treasury Regulations
Section 1.6011-4(b), and (iv) neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries), or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

            Section 4.16 Intellectual Property.

            (a) Except as, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) to Parent's Knowledge, Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to Parent's Knowledge, the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to Parent's Knowledge, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries; and (iv) to Parent's Knowledge, neither Parent nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries and to its Knowledge no Intellectual Property owned and/or licensed by Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. Parent and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by Parent and its Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To Parent's Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate Contract which has not been breached.

            Section 4.17 Regulatory Compliance.

            (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Significant Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities, including all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Parent's products (any such Governmental Entity, a "Parent Regulatory Agency") necessary for the lawful operating of the businesses of Parent or any of its Subsidiaries (the "Parent Permits"), and all such Parent Permits are valid, and in full force and effect. Since January 1, 2006, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2006, all applications, submissions, information and data utilized by Parent or Parent's Subsidiaries as the basis for, or submitted by or, to the Knowledge of Parent, on behalf of Parent or Parent's Subsidiaries in connection with, any and all requests for a Parent Permit relating to Parent or any of its Subsidiaries, and its respective business and Parent Products, when submitted to the FDA or other Parent Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Parent Regulatory Agency.

            (c) Since January 1, 2006, neither Parent, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Parent Regulatory Agency to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", or similar policies, set forth in any applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (d) For the avoidance of doubt, the provisions of this Section 4.17 do not apply to Environmental Laws or Environmental Permits.

            Section 4.18 No Additional Representations.

            (a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Sub any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in this Article IV, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

            (b) Parent and Merger Sub each acknowledge and agree that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (iii) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

            (c) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Representatives.

                                   ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            Section 5.1 Ordinary Course. The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or except with Parent's prior written approval (not to be unreasonably withheld, conditioned or delayed), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with the Company's past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use their reasonable best efforts to (i) preserve their assets, (ii) keep available the services of current officers, key employees and consultants of the Company and each of its Subsidiaries, (iii) preserve the Company's business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers of its clinical trials and (iv) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, or the terms of any Contract binding upon the Company or any of its Subsidiaries, the compliance with which shall not cause the Company to be in material non-compliance with this Section 5.1, the Company shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

            (a) amend or propose to amend the certificate of incorporation or bylaws or other comparable governing instruments of the Company or any of its Significant Subsidiaries;

            (b) issue, sell, pledge, dispose of, grant, transfer or encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, or based on the value of, any shares of its capital stock of any class or any Equity Interest, voting debt of the Company or any of its Subsidiaries, other than the issuance of shares upon the exercise of Company Convertible Preferred Stock, outstanding as of the date hereof, in accordance with its terms, or the exercise of Options or the settlement of DSUs or RSUs or MIP, outstanding as of the date hereof, in each case in accordance with the terms of the applicable Company Stock Plan and related award agreements;

            (c) other than pursuant to cash management or investment portfolio activities in the ordinary course of business, acquire (including by merger, consolidation, or acquisition of stock or assets or Intellectual Property or any other business combination) any ownership interest in any corporation, partnership, other business organization or any division thereof or any assets or interest in any assets from any other Person for consideration valued in excess of $50 million individually or $200 million in the aggregate (with the valuation of any contingent consideration being determined in accordance with the valuation methodology used by the Company in connection with determining the need to make a notification under the HSR Act (without regard to whether payments are being made with respect to assets within or outside the United States));

            (d) enter into any strategic licensing, joint venture, collaboration, alliance, co-promotion or similar agreement for consideration valued in excess of $50 million individually or $200 million in the aggregate for all such contracts (with the valuation of any contingent consideration being determined in accordance with the valuation methodology used by the Company in connection with determining the need to make a notification under the HSR Act (without regard to whether payments are being made with respect to assets within or outside the United States)), provided, that no such agreement would (i) constitute a Company Material Contract, (ii) limit or restrict the Company or its Subsidiaries or the Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, in each case, after the Effective Time, from engaging or competing in, or require any of them to work exclusively with the party to such agreement in, any material line of business or in any material geographic area or, in the case of the pharmaceutical or animal health business, in the research, development, manufacture and commercialization of any antibody or therapeutic agent directed at a specific antigen or other target or product or in any therapeutic area, class of drugs or mechanism of action or modality, other than any limitation or restriction which the Company shall have the right to terminate upon a change of control at no cost and with no such continuing material restrictions or obligations to the Company or Parent or any of their respective Subsidiaries; or (iii) be reasonably expected to interfere with the parties' ability to consummate the Merger;

            (e) (i) purchase financial instruments that at the time of purchase qualify as Level III assets (as defined in FASB 157); (ii) change in a material manner the average duration of the Company's investment portfolio or the average credit quality of such portfolio, except for changes that would reduce investment risk in such portfolio; (iii) materially change investment guidelines with respect to the Company's investment portfolio except for changes that would reduce investment risk of the Company's investment portfolio; (iv) hypothecate, repo, encumber or otherwise pledge assets in the Company's investment portfolio; or (v) invest new surplus cash from operations in securities other than short-term liquid securities permitted by Parent's investment guidelines (which shall be implemented by the Company with respect to such new surplus cash as soon as practicable after the date hereof);

            (f) enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

            (g) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than any such transaction between or among direct or indirect wholly-owned Subsidiaries of the Company that would not result in material adverse tax consequences or material loss of tax benefits or loss of any material asset (including Intellectual Property);

            (h) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts or commitments, (ii) for the sale of goods and services in the ordinary course of business consistent with past practice, (iii) transactions involving property or assets of the Company or any of its Subsidiaries having a value no greater than $120 million in the aggregate for all such transfers (with the valuation of any contingent consideration being determined in accordance with the valuation methodology used by the Company in connection with determining the need to make a notification under the HSR Act (without regard to whether payments are being made with respect to assets within or outside the United States)), (iv) in connection with any waiver, release, assignment, settlement, compromise of litigation otherwise permitted under this
Section 5.1, or (v) in connection with cash management or investment portfolio activities in the ordinary course of business;

            (i) split, combine, reclassify, subdivide or amend the terms of its outstanding shares of capital stock or any other securities of the Company or enter into any agreement with respect to voting of any of its capital stock or any securities convertible into or exchangeable for such shares;

            (j) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the capital stock of the Company or any of its Subsidiaries, except (i) the declaration and payment of regular quarterly cash dividends not in excess of $0.30 per share of Company Common Stock, (ii) the declaration and payment of regular quarterly cash dividends not in excess of $0.50 per share of Company Convertible Preferred Stock, in each case, with usual record and payment dates for such dividends in accordance with past dividend practice and (iii) between or among direct or indirect wholly-owned Subsidiaries of the Company;

            (k) purchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities, including the Convertible Debentures and Company Convertible Preferred Stock, except for purchases, redemptions or other acquisitions of capital stock or other securities (i) required by the terms of the Company Stock Plans or the Convertible Debenture Indenture, (ii) in order to pay Taxes or satisfy withholding obligations in respect of such taxes in connection with the exercise of Company Stock Options or vesting of RSUs or DSUs or the lapse of restrictions in respect of any other Equity Interests in the Company, in each case pursuant to the terms of the Company Stock Plans,
(iii) required by the terms of any plans, arrangements or agreements existing on the date hereof and disclosed in Section 3.11(a) of the Company Disclosure Letter between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries, or (iv) prepayment, repurchase or redemption of all or any portion of the Convertible Debentures for an amount less than or equal to par, plus any accrued and unpaid interest incurred up to the date on which such Convertible Debentures are prepaid, repurchased or redeemed;

            (l) incur any indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person for borrowed money, in each case other than for borrowing under the Company's existing working capital facilities and existing letter of credit facilities in the ordinary course;

            (m) make any loans, capital contributions to, or investments in, any Person in amounts in excess of $50 million in the aggregate, other than (i) cash management or investment portfolio activities in the ordinary course of business and consistently with the Company's obligations under Section 5.1(e) or (ii) in connection with a transaction permitted under Section 5.1(c) or (d);

            (n) make or agree to make any capital expenditures in excess of $1.2 billion in the aggregate for all such capital expenditures (it being understood that any excess over such amount attributable solely to foreign exchange fluctuation shall not be deemed to violate this clause), or commit to any new capital projects in excess of $50 million individually and $100 million in the aggregate for all such capital expenditures that are not contemplated by the Company's 2009 operating plan;

            (o) terminate, cancel, renew, or request or agree to any material amendment or material modification to, material change in, or material waiver under, any Company Material Contract, or enter into or materially amend any Contract that, if existing on the date hereof, would be a Company Material Contract (in each case, excluding the Company Material Contracts identified in Section 3.10(a)(ii) (except for any amendment that would expand the limitations or restrictions referenced therein));

            (p) (i) increase the number of employees of the Company and its Subsidiaries ("Company Employees"), based on the number of Company Employees employed as of the date hereof, other than with respect to (A) employees hired pursuant to offers of employment outstanding on the date hereof or to replace currently authorized key positions that are or may become vacant or (B) as reasonably determined by the Company in good faith, employees (up to a maximum of 500 people) based on essential business need, or (ii) enter into an employment agreement or relationship with any Person who earns an annual rate of base salary of more than or equal to $215,000 (other than with respect to employees hired pursuant to offers of employment outstanding on the date hereof or with respect to newly hired employees filling positions that are reasonably and in good faith deemed by the Company to be essential, but in no event, in the aggregate, to exceed 50 people);

            (q) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (ii) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated by this Agreement;

            (r) except as required pursuant to any Company Benefit Plans, Foreign Benefit Plans, Collective Bargaining Agreements, the terms of this Agreement or any applicable Law: (i) grant or provide, or adopt a plan or enter into any agreement or agreements intended to grant or provide, any retention, change in control, severance or termination payments or benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, except for increases in base salary, in the ordinary course of business consistent with past practice for promoted employees who are not officers and whose new position fills a vacancy (other than a vacancy created as a result of Project Impact), that do not exceed six percent (6%), on average, of the base salary increases of all those receiving such salary increases in the United States and Puerto Rico (and consistent with local promotional practices and applicable Law in jurisdictions outside the United States or Puerto Rico), (iii) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, or (vi) issue or forgive any loans to directors, officers, employees, contractors or any of their respective Affiliates except for any such issuance that would not violate the Sarbanes-Oxley Act and is consistent with past practice and policy;

            (s) pre-pay any long-term indebtedness for borrowed money or change the terms or extend the maturity thereof (including providing cash cover under any letter of credit otherwise than as required to do so under such facility), other than (i) borrowings under its existing working capital facilities and (ii) prepayment, repurchase or redemption of all or any portion of the Convertible Debentures for an amount less than or equal to par, plus any accrued and unpaid interest incurred up to the date on which such Convertible Debentures are prepaid, repurchased or redeemed;

            (t) make any material change in its method of accounting or its accounting practices, policies or principles, unless required by Law, a Governmental Entity or GAAP, and neither the Company nor any of its Subsidiaries shall (i) change its fiscal year, (ii) make, change or revoke any material United States Tax election, (iii) settle or compromise the United States federal income Tax examination for the 2002 through 2005 tax years, or (iv) settle or compromise any other Tax claim where the amount of cash to be paid to the relevant taxing authority upon such settlement or compromise of such claim exceeds $25 million;

            (u) waive, release, assign, settle or compromise (i) any product liability claim asserted against the Company or its Subsidiaries with respect to hormone therapy products; (ii) any other product liability claims asserted against the Company or its Subsidiaries, other than any compromises or settlements involving the payment by the Company or its Subsidiaries of monetary damages not to exceed $5 million individually or $50 million in the aggregate; or (iii) any claim (other than a product liability claim or a Tax claim covered by Section 5.1(t)), the resolution of which (x) would be material to the Company and its Subsidiaries taken as a whole, (y) would involve the payment by the Company of an amount in excess of $25 million individually and $100 million in the aggregate (but excluding from such aggregate total any individual claim involving the payment by the Company of an amount less than $1 million) or (z) would involve the imposition of injunctive relief against the Company that would materially limit or restrict the business of Parent and its Subsidiaries (including the Surviving Corporation) following the Effective Time; or

            (v) authorize or enter into an agreement to do any of the foregoing.

            Section 5.2 Governmental Filings.

            (a) The Company agrees that, between the date of this Agreement and the Effective Time, the information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Form S-4 (as defined in Section 6.1(a)) (and any amendment thereof or supplement thereto) will not, at the date filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein.

            (b) Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time:

            (i) the information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.1(a)) (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading;

            (ii) the Form S-4 (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made in the Form S-4 based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder and any other applicable federal securities Laws.

            Section 5.3 Restrictions on Parent. Parent covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.3 of the Parent Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or except with the Company's prior written approval (not to be unreasonably withheld, conditioned or delayed), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with Parent's past practice and, to the extent consistent therewith, Parent and its Subsidiaries shall use their reasonable best efforts to (i) preserve their assets, (ii) preserve Parent's business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers of its clinical trials and (iii) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.3 of the Parent Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or the terms of any Contract binding upon Parent or any of its Subsidiaries, Parent shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

            (a) acquire (including, by merger, consolidation, or acquisition of stock, assets or any acquisition or license of Intellectual Property or any other business combination or collaboration) any interest in any corporation, partnership, other business organization or any division thereof or any assets or interest in any assets from any other Person, except for acquisitions and licenses for which the cash consideration paid prior to the Effective Time, together with the cash consideration paid prior to the Effective Time for any other such acquisitions or licenses, does not exceed $750 million in the aggregate;

            (b) merge or consolidate Parent with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

            (c) purchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities, for consideration in excess of $500 million in the aggregate, other than any purchase, redemption or other acquisition (i) of such securities made in connection with the Financing subject to the Company's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) required by the terms of the Parent Benefit Plans or the Parent Series A Convertible Perpetual Preferred Stock,
(iii) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Parent stock options, the lapse of restrictions or settlement of awards granted pursuant to the Parent Benefit Plans or (iv) required by the terms of any plans, arrangements or agreements existing on the date hereof between the Parent or any of its Subsidiaries and any director or employee of the Parent or any of its Subsidiaries;

            (d) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the capital stock of Parent or any of its Subsidiaries, except the declaration and payment of regular quarterly cash dividends not in excess of the amount contemplated in Section 4.9, with usual record and payment dates for such dividends in accordance with past dividend practice;

            (e) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of Parent to perform its obligations under this Agreement in any material respect or (ii) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated by this Agreement; or

            (f) authorize or enter into an agreement to do any of the foregoing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            Section 6.1 Preparation of Proxy Statement; Stockholders Meeting.

            (a) As promptly as reasonably practicable following the date hereof, the Company shall prepare (with Parent's reasonable cooperation) and file with the SEC a proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") and Parent shall prepare (with the Company's reasonable cooperation) and file a registration statement on Form S-4 with respect to the issuance of Parent Common Stock and the Parent Convertible Preferred Stock, if any, in the Merger (such registration statement, and any amendments or supplements thereto, the "Form S-4"). The Form S-4 and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the filing thereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 and Proxy Statement received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on the Form S-4, and any amendment or supplement thereto, prior to filing such with the SEC, and will promptly provide the Company with a copy of all such filings made with the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, prior to filing such with the SEC, and will promptly provide Parent with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Proxy Statement shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation (as defined in Section 6.1(b)), may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock and Parent Convertible Preferred Stock and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Convertible Preferred Stock as may be reasonably requested in connection with any such action. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or Parent Convertible Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4, and the Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

            (b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of stockholders of the Company on a date as soon as reasonably practicable following the effectiveness of the Form S-4 ("Company Stockholder Meeting") for the purpose of obtaining the Company Requisite Vote; provided, however, that the Company shall be permitted to delay or postpone convening the Company Stockholder Meeting to the extent the Board of Directors of the Company or any committee thereof, after consultation with outside legal counsel, reasonably believes that such delay or postponement is consistent with its fiduciary duties under applicable Law. The Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.3(b) (the "Company Recommendation"), and shall not (x) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) (a "Change") in any manner adverse to Parent such recommendation or (y) approve, adopt or recommend any Acquisition Proposal (any action described in clauses (x) or (y) being referred to herein as a "Change in the Company Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law; provided further, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.4(d).

            (c) The Company and Parent shall coordinate and cooperate in connection with (i) the preparation of the Form S-4, the Proxy Statement and any other filings that are required to consummate the Merger and any related transactions contemplated hereby, (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required (or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts and Company Benefit Plans) in connection with the Merger or the other transactions contemplated by this Agreement, and (iii) using reasonable best efforts to timely take any such actions (including seeking any such consents, approvals or waivers) or making any such filings or furnishing information required in connection therewith or with the Form S-4, the Proxy Statement or any other filings.

            Section 6.2 Access to Information/Employees.

            (a) Upon reasonable notice, and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors, financing sources and other authorized Representatives of the Parent reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time, to all its and its Subsidiaries' properties, books, Contracts, commitments, records, officers and employees and, during such period as Parent may from time to time reasonably request, and during such period the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as Parent may reasonably request (including consultation with respect to litigation matters and material inquiries from the FDA); provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to Section 6.12 to the extent that (i) in the reasonable judgment of the Company, any Law applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Company, the information is subject to confidentiality obligations to a Third Party, (iii) such disclosure would result in disclosure of any trade secrets of Third Parties or (iv) disclosure of any such information or document could result in the loss of attorney-client privilege (provided that the Company and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege); provided, however, that with respect to clauses (i) through (iv) of this Section 6.2(a), the Company shall use its commercially reasonable best efforts to (A) obtain the required consent of such third party to provide such access or disclosure or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.

            (b) With respect to the information disclosed pursuant to Section 6.2(a) or Section 6.12, each of Parent and the Company shall comply with, and shall cause such party's Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

            Section 6.3 Reasonable Best Efforts.

            (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof,
(i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (ii) all appropriate filings required pursuant to the EC Merger Regulation,
(iii) all appropriate filings required pursuant to the China Anti-Monopoly Law and (iv) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, trade regulation or other Regulatory Law (including under applicable Regulatory Law in Australia and Canada) with respect to the transactions contemplated hereby and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable and not extend any waiting period under the HSR Act or any other Regulatory Law or enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial Action, including any Action by a private party, is instituted (or threatened to be instituted by a Governmental Entity), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate with each other to (x) obtain any regulatory approval, (y) contest and resist any such Action, or (z) avoid the entry of or have vacated or terminated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein.

            (b) To the extent permissible under applicable Law, each of Parent and the Company shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party's legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Entity, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity.

            (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit or proceeding, whether judicial or administrative, is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), and/or (ii) take such action as reasonably necessary to overturn any regulatory action by any Government Entity to block consummation of this Agreement (and the transactions contemplated herein), including by defending any suit, action, or other legal proceeding brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, provided that Parent and Company shall cooperate with one another in connection with all proceedings related to the foregoing and Parent shall have final decision-making authority on any action or decision required to insure that Parent can meet its obligations in this Section 6.3 and its ability to consummate the transaction.

            (d) Notwithstanding the foregoing, and subject to the remainder of this Section 6.3(d) and Section 6.3(e), Parent shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, any of its Subsidiaries, the Surviving Corporation or its Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Initial Termination Date, or if such date is extended pursuant to the terms of Section 8.1(b), the Termination Date). Notwithstanding the foregoing, neither Parent nor any of its Subsidiaries shall be required to propose, negotiate, commit to or effect any such sale, divestiture or disposition of assets or business of Parent or the Company, or any of their respective Subsidiaries, or offer to take or offer to commit to take any such action where such action, sale, divestiture or disposition, individually or in the aggregate, would be of assets or a business of the Company or its Subsidiaries or Parent or any of its Subsidiaries, and such action, sale, divestiture or disposition would result in the one year loss of net sales revenues (as measured by net 2008 sales revenue) in excess of $3,000,000,000. For purposes of calculating the loss of net sales revenue in the preceding sentence, the least amount of lost revenues (as measured by net 2008 sales revenue) as may be required to avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action, shall be used in the event that Parent elects to offer any action, sale, divestiture or disposition that would result in a higher loss of net sales revenue (as measured by net 2008 sales revenue) than reasonably required to achieve such result.

            (e) Notwithstanding anything in this Agreement to the contrary, the Company shall not, without the consent of Parent, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in Section 6.3(d).

            Section 6.4 Acquisition Proposals.

            (a) The Company agrees that it shall not and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from a Third Party relating to any Acquisition Proposal, (ii) enter into or participate in any substantive discussion or negotiation with respect to, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, (iii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby, (iv) take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation (including any transaction under, or a Third Party becoming an "interested shareholder" under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company's certificate of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent's Affiliates, under any such provisions) or (v) resolve, propose or agree to do any of the foregoing. The Company shall immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Persons conducted prior to the execution of this Agreement by the Company, its Subsidiaries or any of the Company's Representatives with respect to any Acquisition Proposal and shall promptly request the return or destruction of all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person in connection with the consideration of any Acquisition Proposal to the extent that the Company is entitled to have such documents returned or destroyed.

            (b) Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time following the date hereof and prior to the time on which the Company has received the Company Requisite Vote, (i) in response to an unsolicited Acquisition Proposal or any inquiry relating to a potential Acquisition Proposal made or received after the date of this Agreement from a Third Party whom the Company's Board of Directors (or the Executive Committee thereof) determines, in good faith, is credible and is reasonably capable of making a Superior Proposal (an "Inquiry"), in each case, under circumstances not involving a breach of Section 6.4(a) in any material respect, the Company may furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal or Inquiry and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal or Inquiry; provided that the Company (A) will not, and will not allow the Company's Subsidiaries and the Company's Representatives to, disclose any information to such Person without first entering into a confidentiality agreement with terms overall no less favorable to the Company than those contained in the Confidentiality Agreement and (B) will, subject to applicable Law, promptly provide to Parent any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.

            (c) The Company shall promptly notify Parent in writing of any Acquisition Proposal or Inquiry (and in no event later than 24 hours following the Company's, any of its Subsidiaries' or any Representative's receipt of the Acquisition Proposal or Inquiry), such notice to include the identity of the Person making such Acquisition Proposal or Inquiry and a copy of such Acquisition Proposal or Inquiry, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal or Inquiry), including any modifications thereto. The Company shall keep Parent reasonably informed on a reasonably current basis of the status of any material developments with respect to an Acquisition Proposal or Inquiry and shall provide Parent with copies of all written inquiries and correspondence with respect to such Acquisition Proposal or Inquiry no later than 24 hours following the receipt thereof. The Company shall not, and shall cause the Company's Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case, that prohibits the Company from providing such information to Parent. The Company shall not, and shall cause the Company's Subsidiaries not to, terminate, waive, amend or modify, or grant permission under, the standstill provisions of any agreement to which the Company or any of its Subsidiaries is a party which prohibits the counterparty from making, effecting, entering into, making or participating in any solicitation of proxies in respect of, seeking, proposing or otherwise acting alone or in concert with others, to influence the management or Board of the Directors of the Company with respect to, or advising, assisting, knowingly encouraging or acting as a financing source for, an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, enforce the standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent's Affiliates, under any such provisions except, in each case, if the Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law.

            (d) Notwithstanding anything in this Agreement to the contrary, the Company's Board of Directors may at any time prior to the time that the Company receives the Company Requisite Vote (i) effect a Change in the Company Recommendation in response to an Intervening Event if the Company's Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law, (ii) effect a Change in the Company Recommendation in response to an Acquisition Proposal if the Company's Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law, and/or (iii) if the Company receives an Acquisition Proposal which the Company's Board of Directors concludes in good faith, after consultation with outside counsel and the Company's financial advisors, constitutes a Superior Proposal, terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement with respect to such Superior Proposal (the "Alternative Acquisition Agreement"); provided, however, that the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, of its intention to take any such action referred to in clause (i), (ii) and (iii).

            (e) Nothing contained in this Section 6.4 shall prohibit the Company's Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if the Board of Directors of the Company determined in good faith, after consultation with its outside counsel, that the failure to make such disclosure could reasonably be determined to be inconsistent with applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Change of Board Recommendation.

            For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal by any Third Party concerning any (i) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any of its Subsidiaries) or any Subsidiary of the Company representing 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 15% or more of the voting power of the Company, (iv) transaction or series of transactions in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 15% or more of the voting power of the Company or (v) any combination of the foregoing.

            For purposes of this Agreement, "Superior Proposal" shall mean a bona fide written Acquisition Proposal (except the references therein to "15%" shall be replaced by "50%"), which, in the good faith judgment of the Company's Board of Directors (after consultation with the Company's financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof (it being understood that the inclusion of any "seller financing" in such Acquisition Proposal, pursuant to which the Company's stockholders may be issued debt instruments as part of the consideration payable in connection with the transactions contemplated by such Acquisition Proposal, shall not create any inference that, nor be used by Parent to assert or otherwise claim that, an Acquisition Proposal is not a Superior Proposal), and the Person making such proposal (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to the Company's stockholders, from a financial point of view, than the Merger.

            Section 6.5 Employee Benefits Matters.

            (a) At the Effective Time, Parent shall provide employment to, or shall cause the Surviving Corporation to provide employment to, employees who were employed by the Company or its Subsidiaries as of the Effective Time ("Covered Employees").

            (b) From and after the Effective Time until the second anniversary of the Effective Time (the "Benefits Continuation Period"), Parent shall provide, or shall cause the Surviving Corporation to provide, to each Covered
Employee: (i) the same annual base salary or wage rates in effect as of the date of this Agreement and the same annual incentive and bonus opportunities provided by the Company in respect of 2008 as set forth under the applicable Company Benefit Plan (and, for the avoidance of doubt, for purposes of annual cash bonus opportunities to be provided to Covered Employees whose annual cash bonuses in respect of 2008 were discretionary, the amount of such bonuses actually paid to such employees shall be deemed the amount of their "opportunity" for purposes of this provision), and (ii) employee benefits which are substantially comparable, in the aggregate, to those provided to similarly situated Covered Employees (as a group), in each case by the Company and its Subsidiaries immediately prior to the Effective Time; provided, however, that (A) the foregoing covenants shall not take into account any change in control- or transaction-based retention, transition, stay or similar bonus arrangements for purposes of defining either annual incentive and bonus opportunities or employee benefits as used in this
Section 6.5(b)); (B) with respect to Covered Employees who are subject to collective bargaining agreements, compensation and benefits shall be provided in accordance with the applicable collective bargaining agreements; (C) so long as Parent shall, or shall cause the Surviving Corporation to, honor the provisions of Section 6.5(c) below with respect to a particular Covered Employee (other than any Covered Employee who participates in a Company Benefit Plan that is a Sales Force incentive or Integrated Metrics Reports Bonus Program), Parent shall be deemed to have satisfied the portion of the covenant contained in this
Section 6.5(b) with respect to annual cash incentive or bonus opportunities to be provided to such Covered Employee in respect of 2009; (D) so long as Parent shall, or shall cause the Surviving Corporation to, honor the provisions of
Section 6.5(d) or Section 6.5(g) (as it relates to the CIC Severance Agreements), as applicable to a given Covered Employee, Parent shall be deemed to have satisfied the portion of the covenant contained in this Section 6.5(b) with respect to any obligation to provide severance payments and/or benefits to any such Covered Employee as may otherwise be required to be provided hereunder; and (E) with respect to any Covered Employees based outside the United States, Parent's obligations under this Section 6.5(b) shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such employees are based.

            (c) Parent shall, or shall cause the Surviving Corporation to, and the Company shall, in each case honor all of the obligations and covenants relating to 2009 Bonuses (as defined on Section 5.1(r) of the Company Disclosure Letter) as are, and to the fullest extent, set forth in Section 6.5(c) of the Company Disclosure Letter.

            (d) At all times during the Benefits Continuation Period, Parent shall, or shall cause the Surviving Corporation to, maintain the Company Special Transaction Severance Plan in accordance with its terms as in effect on the date hereof (as such plan is identified on Section 3.11(a) of the Company Disclosure Letter).

            (e) At all times following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, treat former employees of the Company or any of its Subsidiaries who, as of the Effective Time, are eligible to receive post-retirement health benefits under the applicable Company Benefit Plans, no less favorably than similarly situated former employees of the Parent with respect to post-retirement health benefits.

            (f) With respect to any Parent Benefit Plans in which Covered Employees first become eligible to participate on or after the Effective Time (collectively, "New Benefit Plans"), Parent shall, or shall cause the Surviving Corporation to: (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Covered Employees under any such New Benefit Plans providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the analogous Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, (ii) provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the calendar year in which such Effective Time occurs (or if later, paid in the year in which such Covered Employee is first eligible to participate), to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible or out-of-pocket requirements under any such New Benefit Plan in which the Covered Employee participates during the calendar year in which such Effective Time occurs (or if later, the year in which such Covered Employee is first eligible to participate) and (iii) recognize all service of each Covered Employee prior to the Effective Time to the Company, its Subsidiaries and any predecessor entities of the Company or any of its Subsidiaries (as well as service to Parent and its Affiliates (including the Surviving Corporation) after the Effective Time), for all purposes (including, but not limited to, eligibility to participate, vesting credit, entitlement to benefits and benefit accrual) of any New Benefit Plans (including those providing for vacation and paid time-off) in which any Covered Employee participates after the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

            (g) From and after the Effective Time, Parent shall honor, fulfill and discharge, or shall cause the Surviving Corporation to honor, fulfill and discharge, in accordance with its respective terms as in effect as of the date hereof or as may be amended or terminated after the date hereof with the prior written consent of Parent, each employment, change in control, severance and termination agreement between the Company or any of its Subsidiaries and any director, officer or employee of such company listed on Section 3.11(a) of the Company Disclosure Letter (the "CIC Severance Agreements") and the obligations of Company and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11(a) of the Company Disclosure Letter.

            (h) Nothing in this Section 6.5 shall be construed to (i) limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or
(ii) require Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

            (i) Without limiting the generality of Section 9.5, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

            (j) Prior to the Effective Time, the Company shall reacquire from the Stock Trust any shares of Restricted Stock held by the Stock Trust (the "Excess Shares" and, upon their acquisition by the Company, the "Reacquired Shares"); provided, however, that the Company shall not reacquire such Excess Shares in exchange for payment of any consideration to the Stock Trust, unless such consideration shall be paid to such Stock Trust with express instructions to the trustee thereof to pay such consideration to the applicable beneficiaries of the consideration in respect of such Reacquired Shares in full satisfaction of the obligations of the Company under applicable Company Stock Plans in respect of such Reacquired Shares. From and after the date hereof until the Effective Time, the Company shall not cause the Stock Trust to sell or otherwise dispose of any Excess Shares except as permitted under this Section 6.5(j).

            Section 6.6 Fees and Expenses. Subject to Section 6.13 and Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries.

            Section 6.7 Directors' and Officers' Indemnification and Insurance.

            (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) and all fiduciaries under any Company Benefit Plans (collectively, the "Indemnified Parties") against any costs, expenses (including attorney's fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including an employee benefit plan) whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and provide advancement of expenses to the Indemnified Parties (within ten (10) days of receipt by Parent or the Surviving Corporation from an Indemnified Party of a request therefor), in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, bylaws and indemnification agreements, if any, or by any one of the Company's Subsidiaries pursuant to such Subsidiary's certificate of incorporation, bylaws and indemnification agreements of any Subsidiary of the Company, if any, in existence on the date hereof, (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six (6) years after the Effective Time, the current provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees of the Company, contained in the certificate of incorporation and bylaws of the Company and (iii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by an Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing, and cooperates in the defense of such proceeding or threatened Action. Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation to, obtain and fully pay for "tail" prepaid insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary insurance (collectively, "D&O Insurance"), for the Indemnified Parties, with terms, conditions, retentions and levels of coverage at least as favorable as the Company's existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). If such "tail" prepaid insurance policies have been obtained, Parent shall, and shall cause the Surviving Corporation after the Effective Time, to maintain such policies in full force and effect, for its full term, and to continue to honor its respective obligations thereunder. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" prepaid insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time for the Indemnified Parties, the D&O Insurance (provided that Parent (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Parties as provided in the existing policies as of the date of this Agreement) or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to the Company's existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company's existing policies as of the date of this Agreement with respect to claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to facts or events that occurred prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), provided, however, that in no event will Parent or the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 300% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 300% of such annual premium). The obligations of Parent and the Surviving Corporation under this Section 6.7 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 6.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7, and this Section 6.7 shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation).

            (b) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 6.7.

            (c) The rights of the Indemnified Parties under this Section 6.7 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

            Section 6.8 Public Announcements. Parent and the Company have agreed upon the form and substance of the press release to be issued by Parent, on the one hand, and the Company, on the other hand, announcing the execution of this Agreement and the Merger, which shall be issued promptly following the execution and delivery hereof. Subject to Section 6.1, each of Parent and the Company agrees that no public release, announcement, and/or other public statement with respect to the transactions contemplated hereby shall be issued prior to consulting with and considering in good faith the views of the other party, and except as such public release, announcement, and/or other public statement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory body or Governmental Entity to which the relevant party is subject, in which case the party required to make the public release, announcement, and/or other public statement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such public release, announcement, and/or other public statement in advance of such issuance.

            Section 6.9 Listing of Shares of Parent Common Stock and Parent Convertible Preferred Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and Parent Convertible Preferred Stock, if any, to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

            Section 6.10 Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock or any shares of Parent Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger. Notwithstanding anything herein to the contrary, until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent agrees that it shall not declare, set aside, make or pay any quarterly cash dividend or distribution in excess of the amount contemplated in clause (iii) of Section 4.9 and the Company agrees that it shall not declare, set aside, make or pay any quarterly cash dividend or distribution in excess of the amount contemplated in clause (j) of Section 5.1.

            Section 6.11 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

            Section 6.12 Company Cooperation on Certain Matters. After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

            Section 6.13 Financing Cooperation.

            (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate definitive agreements with respect thereto on terms and conditions (including the "flex" provisions) contemplated by the Commitment Letter and execute and deliver to the Company a copy thereof concurrently with such execution, (iii) satisfy on a timely basis all conditions applicable to Parent in the Commitment Letter that are within its control and comply with its obligations thereunder,
(iv) provide prior to the Effective Time the lenders under the Commitment Letter with such evidence as may be requested by such lenders to demonstrate the satisfaction of the condition set forth in Paragraph 2 of Annex D to the Commitment Letter, including if necessary by requesting that Moody's Investors Services, Inc. and Standard & Poor's provide written evidence thereof at the Closing and (v) enforce its rights under the Commitment Letter in the event of a breach by the financing sources that impedes or delays Closing, including seeking specific performance of the parties thereunder. In the event that all conditions to the Commitment Letter have been satisfied or, upon funding will be satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund on the Closing Date the Financing required to consummate the Merger and the other transactions contemplated by this Agreement (including by taking enforcement action, including seeking specific performance, to cause such lenders and the other Persons providing such Financing to fund such Financing). Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent or contingencies to the Financing as set forth in the Commitment Letter or (B) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. Parent shall be permitted to reduce the amount of Financing under the Commitment Letter in its reasonable discretion, provided, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent and Merger Sub, including cash on hand and marketable securities, to consummate the Merger, and provided further that such reduction shall not (A) expand upon the conditions precedent or contingencies to the Financing as set forth in the Commitment Letter or (B) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions (including the "flex" provisions) contemplated in the Commitment Letter and such portion is reasonably required to fund the Merger Consideration, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions no less favorable to Parent and the Company than those in the Commitment Letter as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt oral and written notice (but in any event not later than 48 hours after the occurrence) of any material breach by any party to the Commitment Letter or of any condition not likely to be satisfied, in each case, of which Parent becomes aware or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing.

            (b) The Company shall provide, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to provide all cooperation reasonably requested by Parent in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) providing information relating to the Company and its Subsidiaries to the Financing Parties (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Financing by the Financing Parties) to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) assisting in the preparation of (A) any customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the Financing, and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts for any of the Financing (including consenting to the use of the Company's and its Subsidiaries' logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries), (v) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) assisting in (A) the preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements or (B) the amendment of any of the Company's or its Subsidiaries' existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) as promptly as practicable, furnishing Parent and the Financing Parties with all financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, (ix) using its reasonable best efforts to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to the Parent and/or Merger Sub at the Closing, (x) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities, (xi) using its reasonable best efforts to ensure that the Financing Parties benefit from the existing lending relationships of the Company and its Subsidiaries, (xii) providing audited consolidated financial statements of the Company covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available, unaudited financial statements (excluding footnotes) for any interim period or periods of the Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, (xiii) cooperating reasonably with Parent's financing sources' due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company and (xiv) terminating and repaying in full the commitments under the Credit Agreement, dated as of August 2, 2007, among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, on or prior to the Closing Date; provided that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (i) be required to pay any commitment or other similar fee, (ii) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (iii) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or reasonably satisfactorily indemnified by Parent. Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys' fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.13, (ii) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Financing or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement and
(iii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.

            (c) In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.13(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing, each of Parent and the Company shall comply with its covenants in
Section 6.13(a) and (b) with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

            Section 6.14 Convertible Debentures and Company Convertible Preferred Stock.

            (a) If any of the holders of the Convertible Debentures elect to convert the Convertible Debentures in accordance with the terms of the Fourth Supplemental Indenture, dated as of December 16, 2003, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.) (the "Convertible Debenture Indenture"), then the Company shall settle any such conversion in cash pursuant to its right to elect the form of settlement set forth in Section 5.03 of the Convertible Debenture Indenture to the extent permitted by the terms thereof.

            (b) Subject to applicable Law, to the extent requested by Parent and to the extent redeemable under the Indenture and the Convertible Debenture Indenture, prior to the Effective Time, the Company shall, as promptly as practicable following such request, use its reasonable best efforts to effect, prior to the Effective Time, the redemption of any or all of the outstanding aggregate principal amount of the indebtedness issued under the Convertible Debenture Indenture in accordance with the terms of the Convertible Debenture Indenture.

            (c) To the extent requested by Parent, as promptly as practicable following such request, the Company shall use its reasonable best efforts to effect, prior to the Effective Time, the redemption of all outstanding shares of Company Convertible Preferred Stock in accordance with the terms of the Company Convertible Preferred Stock Certificate of Designation and the applicable provisions of the DGCL.

            Section 6.15 Board Representation. Parent shall cause to be appointed to the Board of Directors of Parent, effective as of the Effective Time, two (2) of the individuals who serve on the Board of Directors of the Company as of the date of this Agreement.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

            Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company shall have obtained the Company Requisite Vote.

            (b) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States or the European Union shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c) Regulatory Matters. Each of (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) the approval of the Merger by the European Commission shall have been granted pursuant to the EC Merger Regulation; (iii) the approval of the Merger by China's Ministry of Commerce shall have been granted and/or deemed to have been granted by expiration of the applicable waiting period pursuant to the China Anti-Monopoly Law; and (iv) the approval of the Merger by the antitrust regulators in Canada and Australia shall have been granted (if such approval is required).

            (d) NYSE Listing. The shares of Parent Common Stock and Parent Convertible Preferred Stock, if any, to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

            (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before the SEC.

            Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Section 3.1 (Organization, Good Standing and Qualification), Sections 3.2(a) and (b) (Capital Structure) and
Section 3.3 (Corporate Authority) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (ii) the representation and warranty of the Company contained in Section 3.6(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all material agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

            (c) Financing. The lenders who are parties to the Commitment Letter (or, in the event that alternative financing has been arranged, the lenders or other financing sources who have committed to such alternative financing) shall not have declined on the date that would otherwise have been the Closing Date to make the Financing (or such alternative financing) available to Parent primarily by reason of the failure of either or both of the following conditions: (i) Parent shall on the Closing Date, and taking into account the Merger, have (i) an unsecured long-term obligations rating of at least "A2" (with stable (or better) outlook) and a commercial paper credit rating of at least "P-1" (which rating shall be affirmed) from Moody's Investors Services, Inc. and (ii) a long-term issuer credit rating of at least "A" (with stable (or better) outlook) and a short-term issuer credit rating of at least "A-1" (which rating shall be affirmed) from Standard & Poor's Ratings Group (for the avoidance of doubt, it being understood, that an unsecured long-term obligations rating of higher than "A2" and a long-term issuer credit rating of higher than "A" shall satisfy the foregoing condition, as applicable, irrespective of whether or not such rating(s) are subject to "negative watch" or "negative outlook"); or (ii) since December 31, 2007, there shall not have been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, except (A) as disclosed in the Parent SEC Documents filed since January 1, 2008 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (B) as set forth in the Parent Disclosure Letter.

            Section 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub contained in Section 4.1(Organization, Good Standing and Qualification), Section 4.2(a) and (b) (Capital Structure) and
Section 4.3 (Corporate Authority) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date), (ii) each of the representations and warranties of Parent and Merger Sub contained in Section 4.12(b) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent and Merger Sub to such effect.

            (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects all material agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent and Merger Sub to such effect.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

            Section 8.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of the
Company:

            (a) by mutual written consent of Parent and the Company, by action of each of their respective Board of Directors;

            (b) by either Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated on or prior to the close of banking business New York City time on October 31, 2009 (the "Initial Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; provided, further, that (i) if on the Initial Termination Date the condition to Closing set forth in Section 7.1(c) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled then the Initial Termination Date shall be automatically extended to the close of banking business New York City time on December 31, 2009 and (ii) if the Company has delivered an Election Notice on or prior to, or could be capable of delivering an Election Notice within five (5) Business Days of, the Initial Termination Date, then the Initial Termination Date shall be automatically extended by twenty (20) Business Days provided that in no event shall the Initial Termination Date be extended beyond December 31, 2009. As used in this Agreement, the term "Termination Date" shall mean the Initial Termination Date, unless the Initial Termination Date has been extended pursuant to the foregoing proviso, in which case, the term "Termination Date" shall mean the last date to which the Initial Termination Date has been so extended;

            (c) by the Company, upon written notice to Parent, if Parent or Merger Sub (i) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Termination Date;

            (d) by Parent, upon written notice to the Company, if the Company
(i) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Termination Date;

            (e) by the Company or Parent, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States or the European Union shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, subject to the provisions of Section 6.3) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 6.3;

            (f) by Parent, upon written notice to the Company, if (i) a Change in the Company Recommendation pursuant to Section 6.4(d)(ii) (or any action by any committee of the Company's Board of Directors which, if taken by the Company's full Board of Directors, would be a Change in the Company Recommendation pursuant to Section 6.4(d)(ii)) shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal, (iii) following the date any bona fide Acquisition Proposal or any material modification thereto is first published, sent or given to the stockholders of the Company, the Company fails to issue a press release that expressly reaffirms the Company Recommendation within ten (10) Business Days following Parent's written request to do so (which request may be made by Parent one time following any such Acquisition Proposal or any material modifications thereto), (iv) if any tender offer or exchange offer is commenced by any Third Party with respect to the outstanding Company Common Stock prior to the time at which the Company receives the Company Requisite Vote, and the Company's Board of Directors shall not have recommended that the Company's stockholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, unless the Company has issued a press release that expressly reaffirms the Company Recommendation within such ten (10) Business Day period, (v) the Company shall have failed to include the Company Recommendation in the Proxy Statement or (vi) the Company or its Board of Directors (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.1(f);

            (g) by the Company or Parent, upon written notice to the other party, if the Company Stockholder Meeting has concluded (including any adjournment or postponement thereof) and the Company Requisite Vote shall not have been obtained;

            (h) by the Company, upon written notice to Parent, at any time prior to the time at which the Company receives the Company Requisite Vote, if the Board of Directors of the Company determines to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, but only if the Company (i) is not in material breach of Section 6.4, and (ii) shall concurrently with such termination enter into the Alternative Acquisition Agreement and the Company shall pay the Tier I Termination Fee or Tier II Termination Fee, as applicable, substantially concurrently with such termination;

            (i) by the Company, upon written notice to Parent, if the Closing has not occurred within five (5) Business Days following the satisfaction or waiver of all of the conditions set forth in Sections 7.1 and 7.2 (other than (i) the condition set forth in Section 7.2(c) and (ii) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (ii), which conditions would be satisfied if the Closing Date were the date of such termination) due to the failure of the condition set forth in Section 7.2(c) to be satisfied or waived; provided, however, that the Company may not exercise such right of termination until the date that is the earlier of
(A) the date that is the tenth (10) Business Day following the date on which Parent receives the Election Notice from the Company and (B) December 31, 2009; and

            (j) by Parent, upon written notice to the Company, if a Change in the Company Recommendation pursuant to Section 6.4(d)(i) (or any action by any committee of the Company's Board of Directors which, if taken by the Company's full Board of Directors, would be a Change in the Company Recommendation pursuant to Section 6.4(d)(i)) shall have occurred.

            Section 8.2 Obligations in Event of Termination.

            (a) In the event of any termination of this Agreement as provided in
Section 8.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except (i) with respect to Section 6.2(b), Section 6.6, the last sentence of Section 6.13(b), this Section 8.2 and Article IX, which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, "willful and material breach" shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

            (b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(f) or (ii) by the Company pursuant to Section 8.1(h), and:

            (A) during the thirty (30) day period following the date of this Agreement the Company received a bona fide written Acquisition Proposal from a Third Party and during such period the Board of Directors of the Company determined in good faith, after consultation with the Company's financial advisors and outside legal counsel, that such Acquisition Proposal constituted or was reasonably likely to lead to a Superior Proposal, and

            (B) (i) in the case of termination pursuant to Section 8.1(f) the Acquisition Proposal referred to in (A) above resulted in the Company taking or failing to take the action giving rise to Parent's right to terminate this Agreement pursuant to Section 8.1(f) or (ii) in the case of termination pursuant to Section 8.1(h), the Alternative Acquisition Proposal entered into by the Company in connection with such termination is with such Third Party, then, the Company shall pay to Parent a termination fee of $1,500,000,000 (the "Tier I Termination Fee") (x) promptly (and in any event within two (2) Business
Days) following such termination, in the case of termination pursuant to Section 8.1(f) and (y) prior to or concurrently with such termination, in the case of termination pursuant to Section 8.1(h).

            (c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f) or Section 8.1(j) or by the Company pursuant to
Section 8.1(h) and the Tier I Termination Fee is not payable pursuant to Section 8.2(b), then the Company shall pay to Parent a termination fee of $2,000,000,000 (the "Tier II Termination Fee") plus, in the case of a termination pursuant to
Section 8.1(j), Parent's Expenses actually incurred by Parent on or prior to the termination of this Agreement; provided that in no event shall the Company be required to reimburse Parent's Expenses in excess of $700,000,000. The Tier II Termination Fee payable pursuant to this Section 8.2(c) shall be paid (x) promptly (and in any event within two (2) Business Days) following termination of this Agreement, in the case of termination pursuant to Section 8.1(f) or
Section 8.1(j) and (y) prior to or concurrently with such termination, in the case of termination pursuant to Section 8.1(h). Any Expenses required to be reimbursed pursuant to this Section 8.2(c) shall be paid promptly (and in any event with two (2) Business Days) following the Company's receipt of an invoice therefor.

            (d) In the event that this Agreement is terminated pursuant to
Section 8.1(d) or Section 8.1(g) and (i) at any time after the date of this Agreement and prior to the breach giving rise to Parent's right to terminate (in the case of a termination pursuant to Section 8.1(d)) or prior to the taking of the vote to adopt this Agreement at the Company Stockholder Meeting (in the case of a termination pursuant to Section 8.1(g)) an Acquisition Proposal shall have been made known to the senior management or the Board of Directors of the Company (in the case of a termination pursuant to Section 8.1(d)) or shall have been publicly announced or publicly made known to the stockholders of the Company (in the case of a termination pursuant to Section 8.1(g)) and shall not have been withdrawn prior to the breach giving rise to Parent's right to terminate (in the case of a termination pursuant to Section 8.1(d)) or prior to the taking of the vote to adopt this Agreement at the Company Stockholder Meeting (in the case of a termination pursuant to Section 8.1(g)) and (ii) within twelve (12) months of such termination, the Company enters into a definitive agreement with any Third Party with respect to any Acquisition Proposal or any Acquisition Proposal with respect to the Company is consummated, then the Company shall pay to Parent, not later than two (2) Business Days after the earlier of the date any such agreement is entered into or any such Acquisition Proposal is consummated, the Tier II Termination Fee; provided, however, that for purposes of the definition of Acquisition Proposal in this
Section 8.2(d), references to "15%" shall be replaced by "50%."

            (e) In the event that this Agreement is terminated by (i) the Company or Parent pursuant to Section 8.1(b) and all of the conditions to Closing set forth in Article VII (other than (A) the condition set forth in Section 7.2(c) and (B) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (B), which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination or (ii) the Company pursuant to Section 8.1(i) (either of the terminations described in (clauses (i) and (ii) above, a "Specified Financing Condition Termination"), then Parent shall pay to the Company a termination fee equal to $4,500,000,000 (the "Reverse Termination Fee") (which fee shall be payable within two (2) Business Days after written notice of such termination). The Company agrees that in the event that the Reverse Termination Fee is paid to the Company pursuant to this Section 8.2(e), the payment of such Reverse Termination Fee shall be the sole and exclusive remedy of the Company, its Subsidiaries, stockholders, affiliates, officers, directors, employees or Representatives against Parent, Merger Sub or any of their Related Persons, Representatives or Affiliates for, and in no event will the Company seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, in each case, with respect to a Specified Financing Condition Termination and any event related thereto, and upon payment to the Company of the Reverse Termination Fee, neither Parent, Merger Sub nor any Related Person, Representative or Affiliate of Parent shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent shall also be obligated with respect to the provisions of Section 6.2(b) and Section 8.2(g)).

            (f) All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company, as applicable. In no event shall (i) the Company be required to pay both the Tier I Termination Fee and the Tier II Termination Fee or to pay either the Tier I Termination Fee or the Tier II Termination Fee on more than one occasion or (ii) Parent be required to pay the Reverse Termination Fee on more than one occasion.

            (g) If Parent or the Company shall fail to pay the Reverse Termination Fee, the Tier I Termination Fee or the Tier II Termination Fee, as applicable, the Company shall reimburse Parent, or Parent shall reimburse the Company, as applicable, for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

            Section 8.3 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any breach of or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other of any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver pursuant to the foregoing sentence shall be valid only if set forth in a written instrument signed on behalf of such party. In addition and notwithstanding the foregoing, if the Closing cannot occur as scheduled pursuant to Article I due to an act of God, war, terrorism, flood, banking moratorium or suspension of payments in respect of federal or state banks in the United States (whether or not mandatory), the Closing will automatically be postponed until the earliest date that is reasonably practicable following the conclusion of such event, and if such date is after the Termination Date, then the Termination Date shall automatically be extended to such date, and in such case, all references to the term "Termination Date" in this Agreement shall mean such extended date. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.7) that by their terms are to be performed in whole or in part after the Effective Time and this Article IX.

            Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

            (a) if to Parent or Merger Sub, to:

                Pfizer Inc.
                235 East 42nd Street
                New York, New York  10017
                Attention: Amy Schulman, Senior Vice President and
                  General Counsel
                Facsimile: (212) 573-0768

                with a copy to:

                Cadwalader, Wickersham & Taft LLP
                One World Financial Center
                New York, New York  10281
                Attention: Dennis J. Block, Esq.
                           William P. Mills, Esq.
                Facsimile: (212) 504-6666

            (b) if to Merger Sub, to:

                Wagner Acquisition Corp.
                235 East 42nd Street
                New York, New York  10017
                Attention: David Reid, Senior Vice President and
                  Managing Director
                Facsimile: (212) 573-0768

            (c) if to the Company, to:

                Wyeth
                Five Giralda Farms
                Madison, New Jersey 07940
                Attention: General Counsel
                Facsimile: (973) 660-7155

                with a copy to counsel to the Company:

                Simpson Thacher & Bartlett LLP
                425 Lexington Ave.
                New York, New York 10017
                Attention: Casey Cogut
                           Eric Swedenburg
                Facsimile: (212) 455-2502; and

            with a copy to counsel to the independent directors of the Company:

                Wachtell, Lipton, Rosen & Katz
                51 West 52nd Street
                New York, New York 10019
                Attention: Adam O. Emmerich
                           David K. Lam
                Facsimile: (212) 403-2000

            Section 9.3 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

            Section 9.5 Entire Agreement; No Third-Party Beneficiaries.

            (a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 6.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

            Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

            Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            Section 9.9 Submission to Jurisdiction; Waivers. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2; provided that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            Section 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

            Section 9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

            Section 9.12 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All references to "dollars" or "$" are to United States dollars. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Disclosure Letter and the Parent Disclosure Letter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

            Section 9.13 Definitions. As used in this Agreement:

            (a) "Affiliate" means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

            (b) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

            (c) "Business Day" means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York are required to close.

            (d) "Cash Value of the Stock Consideration" means the product of (x) the Exchange Ratio, and (y) the Parent Share Cash Value.

            (e) "Code" means the Internal Revenue Code of 1986, as amended.

            (f) "Company Material Adverse Effect" means an effect, event, development, change, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry; (B) changes in the pharmaceutical or biotechnology industry, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (D) acts of war, armed hostility or terrorism to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the pharmaceuticals or biotechnology industry; (E) any change attributable to the negotiation, execution or announcement of the Merger, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, co-promotion or joint venture partner or similar relationships, including as a result of the identity of Parent; (F) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (G) any change in the price or trading volume of the Company Common Stock on the NYSE (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (H) compliance with the terms of, or the taking of any action required by, this Agreement.

            (g) "Company Product" means all biological and drug products, all animal health products and all consumer products being tested in clinical trials, manufactured, sold or distributed by the Company or any of its Subsidiaries.

            (h) "Company Stock Plans" means, collectively, the Company's 2005 Amended and Restated Stock Incentive Plan, 2002 Stock Incentive Plan, 1999 Stock Incentive Plan, 1996 Stock Incentive Plan, 2008 Non-Employee Director Stock Incentive Plan, 2006 Non-Employee Director Stock Incentive Plan, Stock Option Plan for Non-Employee Directors, 1994 Restricted Stock Plan for Non-Employee Directors, Wyeth Ireland Share Participation Scheme and the MIP.

            (i) "Confidentiality Agreement" means the letter agreement, dated January 16, 2009 between Parent and the Company.

            (j) "Contracts" means, with respect to any Person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements, instruments to which such Person or its Subsidiaries is a party, whether oral or written.

            (k) "Election Notice" means a notice from the Company to Parent notifying Parent of the Company's intention to exercise its right to terminate the Merger Agreement pursuant to Section 8.1(i) or its rights under Section 9.10; provided that an Election Notice may not be delivered by the Company until the earlier of (A) (i) in the case of a notice of intention with respect to
Section 9.10, the tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) or (ii) in the case of a notice of intention with respect to Section 8.1(i), the tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in Sections
7.1 and 7.2 (other than (x) the condition set forth in Section 7.2(c) and (y) those other conditions that, but their nature, cannot be satisfied until the Closing Date) and (B) December 31, 2009.

            (l) "Environmental Laws" means any and all Laws which (i) regulate or relate to: the protection or clean up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any pollutant, contaminant or hazardous substances, wastes or similar materials; the protection of human health and safety to the extent affected by harmful or deleterious substances in the workplace or the environment; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) impose liability or responsibility with respect to any of the foregoing, including property and business transfer laws such as the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

            (m) "Environmental Permit" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

            (n) "Equity Interest" means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

            (o) "Expenses" includes all documented out-of-pocket expenses (including all commitment fees, ticking fees, extension fees, underwriting fees, structuring fees, interest, expenses and other costs or fees incurred in relation to the financing of the transactions contemplated hereby, and fees, expenses and disbursements of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates and Representatives) incurred in connection with or related to due diligence, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including obtaining the financing for the Merger, and all other matters related thereto.

            (p) "GAAP" means United States generally accepted accounting principles.

            (q) "Hazardous Material" means petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, radon, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated pursuant to or the basis for liability pursuant to any Environmental Law or defined as or included in the definition of "hazardous substance," "hazardous material," "hazardous waste," "toxic substance," "pollutant," "regulated substance," "solid waste," "contaminant" or words of similar import under any applicable Environmental Law.

            (r) "Intervening Event" means, with respect to the Company, a material event or circumstance that was not known to the Board of Directors of the Company on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such Board of Directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of the Company prior to the time at which the Company receives the Company Requisite Vote; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or Inquiry or any matter relating thereto or consequence thereof constitute an Intervening Event.

            (s) "Known" or "Knowledge" means (i) with respect to the Company, the actual knowledge of any of the persons listed in Section 9.13(s) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the persons listed in Section 9.13(s) of the Parent Disclosure Letter.

            (t) "Law" means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code ruling, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

            (u) "Lien" means any lien, mortgage, pledge, encumbrance, condition, restriction, lease, license, security interest or deed of trust.

            (v) "Order" means any order, judgment or injunction.

            (w) "other party" means, with respect to the Company, Parent or Merger Sub and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.

            (x) "Parent Material Adverse Effect" means an effect, event, development, change, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry; (B) changes in the pharmaceutical or biotechnology industry, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (D) acts of war, armed hostility or terrorism to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry; (E) any change attributable to the negotiation, execution or announcement of the Merger, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, co-promotion or joint venture partner or similar relationships; (F) any failure by Parent to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (G) any change in the price or trading volume of the Parent Common Stock on the NYSE (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); and (H) compliance with the terms of, or the taking of any action required by, this Agreement.

            (y) "Parent Product" means all biological and drug products, all animal health products and all consumer products being tested in clinical trials, manufactured, sold or distributed by Parent or any of its Subsidiaries.

            (z) "Parent Share Cash Value" means the volume weighted average of the per share prices of Parent Common Stock on the NYSE Transaction Reporting System for the five (5) consecutive trading days ending two (2) days prior to the Effective Time.

            (aa) "Per Share Amount" means the sum of (i) the Cash Value of the Stock Consideration and (ii) the Cash Consideration.

            (bb) "Permitted Liens" means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon and (iv) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

            (cc) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

            (dd) "Qualifying Amendment" means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in the Company Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such Change in the Company Recommendation and (iii) additional information reasonably related to the foregoing.

            (ee) "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"), the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the China Anti-Monopoly Law and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

            (ff) "Related Person" means any former, current or future, direct or indirect, manager, director, officer, employee, agent or Representative of Parent or Merger Sub, any former, current or future, direct or indirect, holder of any equity interests or securities of Parent or Merger Sub, any former, current or future affiliate or assignee of Parent or Merger Sub or any former, current or future manager, director, officer, employee, agent, representative, affiliate or assignee of any of the foregoing.

            (gg) "Representative" means, with respect to any party hereto, such party or any of its Subsidiaries' respective directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents and/or representatives.

            (hh) "Significant Subsidiary" when used with respect to any party, means such party's significant subsidiaries as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

            (ii) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a "subsidiary" under Rule 12b-2 promulgated under the Exchange Act.

            (jj) "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

            (kk) "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and, in each case, any amendments thereto.

            (ll) "Third Party" shall mean any Person, including as defined in
Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the Representatives of such Person, in each case, acting in such capacity.

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            IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   PFIZER INC.

                                   By:   /s/ Jeffrey B. Kindler
                                      -----------------------------------------
                                      Name:  Jeffrey B. Kindler
                                      Title: Chairman and Chief Executive
                                             Officer

                                   WAGNER ACQUISITION CORP.

                                   By:   /s/ David R. Reid
                                      -----------------------------------------
                                      Name:  David R. Reid
                                      Title: Senior Vice President and Managing
                                             Director

                                   WYETH

                                   By:   /s/ Bernard Poussot
                                      -----------------------------------------
                                      Name:  Bernard Poussot
                                      Title: Chairman, President and Chief
                                             Executive Officer

                              Index of Definitions

                                                                            Page

1994 Plan....................................................................6
409A Deferred RSUs...........................................................5
409A RSU Consideration.......................................................5
409A RSUs....................................................................5
Acquisition Proposal........................................................54
Actions.....................................................................19
Affiliate...................................................................76
Agreement....................................................................1
Alternative Acquisition Agreement...........................................54
Bankruptcy and Equity Exception.............................................16
Benefits Continuation Period................................................55
Board of Directors..........................................................76
Book-Entry Shares............................................................4
Business Day................................................................76
Capitalization Date.........................................................13
Cash Consideration...........................................................3
Cash Value of the Stock Consideration.......................................76
Certificate of Merger........................................................2
Certificates.................................................................4
Change......................................................................48
Change in the Company Recommendation........................................48
CIC Severance Agreements....................................................57
Closing......................................................................1
Closing Date.................................................................1
Code........................................................................76
Commitment Letter...........................................................35
Common Book-Entry Shares.....................................................4
Common Certificates..........................................................4
Common Stock Merger Consideration............................................3
Company......................................................................1
Company Benefit Plan........................................................21
Company Common Stock.........................................................2
Company Convertible Preferred Stock..........................................3
Company Deferred Equity Unit Plans...........................................6
Company Disclosure Letter...................................................13
Company Employees...........................................................43
Company Financial Advisors..................................................28
Company Financial Statements................................................17
Company Material Adverse Effect.............................................76
Company Material Contracts..................................................21
Company Permits.............................................................27
Company Product.............................................................77
Company Recommendation......................................................48
Company Regulatory Agency...................................................27
Company Requisite Vote......................................................15
Company SEC Documents.......................................................17
Company Stock Options........................................................4
Company Stock Plan..........................................................77
Company Stockholder Meeting.................................................48
Company Voting Debt.........................................................14
Confidentiality Agreement...................................................77
Contracts...................................................................77
Convertible Debenture Indenture.............................................64
Convertible Debentures.......................................................3
Covered Employees...........................................................55
D&O Insurance...............................................................58
Deferred Equity Unit Amount..................................................7
Deferred Payment Terms.......................................................5
Deferred RSU Shares..........................................................5
DGCL.........................................................................1
Director Deferral Amount.....................................................6
Director Deferral Plan.......................................................6
Director DSU Plans...........................................................6
DOJ.........................................................................50
DSU..........................................................................6
DSU Consideration............................................................6
EC Merger Regulation........................................................80
Effective Time...............................................................2
Election Notice.............................................................77
Environmental Laws..........................................................78
Environmental Permit........................................................78
Equity Interest.............................................................78
ERISA.......................................................................21
ERISA Affiliate.............................................................22
Excess Shares...............................................................57
Exchange Act................................................................16
Exchange Agent...............................................................8
Exchange Fund................................................................8
Exchange Ratio...............................................................3
Exchange Ratio Reduction Number..............................................3
Expenses....................................................................78
FDA.........................................................................27
FDCA........................................................................27
Financing...................................................................35
Foreign Benefit Plans...................................................21, 22
Form S-4....................................................................47
FTC.........................................................................50
GAAP........................................................................78
Governmental Entity.........................................................16
Grandfathered Amounts........................................................6
Grantor Trust................................................................5
Hazardous Material..........................................................78
HSR Act.....................................................................16
Indemnified Parties.........................................................57
Initial Termination Date....................................................67
Inquiry.....................................................................53
Insurance Policies..........................................................27
Intellectual Property.......................................................25
Intervening Event...........................................................78
IRS.........................................................................22
Knowledge...................................................................79
Known.......................................................................79
Law.........................................................................79
Leased Real Property........................................................20
Lien........................................................................79
Market Rate..................................................................5
Maximum Share Number.........................................................3
Merger.......................................................................1
Merger Consideration.........................................................3
Merger Sub...................................................................1
MIP..........................................................................7
New Benefit Plans...........................................................56
NYSE........................................................................16
Option Consideration.........................................................4
Options......................................................................4
Order.......................................................................79
other party.................................................................79
Owned Real Property.........................................................20
Parent.......................................................................1
Parent Benefit Plans........................................................30
Parent Common Stock..........................................................3
Parent Convertible Preferred Stock...........................................3
Parent Disclosure Letter....................................................29
Parent Financial Advisors...................................................34
Parent Financial Statements.................................................33
Parent Material Adverse Effect..............................................79
Parent Permits..............................................................38
Parent Product..............................................................80
Parent Regulatory Agency....................................................38
Parent SEC Documents........................................................33
Parent Share Cash Value.....................................................80
parties......................................................................1
PBGC........................................................................22
Per Share Amount............................................................80
Permitted Liens.............................................................80
Person......................................................................80
PHSA........................................................................27
Preferred Book-Entry Shares..................................................4
Preferred Certificates.......................................................4
Preferred Stock Merger Consideration.........................................3
Proxy Statement.............................................................47
Qualifying Amendment........................................................80
Reacquired Shares...........................................................57
Regulatory Law..............................................................80
Related Person..............................................................81
Representative..............................................................81
Restricted Stock.............................................................6
Restricted Stock Consideration...............................................6
Reverse Termination Fee.....................................................71
RSU..........................................................................4
RSU Consideration............................................................4
Sarbanes-Oxley Act..........................................................17
Securities Act..............................................................15
Significant Subsidiary......................................................81
Specified Financing Condition Termination...................................71
Stock Consideration..........................................................3
Stock Trust..................................................................5
Subsidiary..................................................................81
Superior Proposal...........................................................55
Surviving Corporation........................................................1
Takeover Statute............................................................16
Tax Return..................................................................81
Taxes.......................................................................81
Termination Date............................................................67
Third Party.................................................................81
Tier I Termination Fee......................................................70
Tier II Termination Fee.....................................................70
Vested Deferred RSU..........................................................5
Vested Deferred RSU Consideration............................................5
willful and material breach.................................................69
Wyeth 2005 (409A) DCP........................................................5